Exhibit 10.4
SOLUTIA 2008 RETIREE WELFARE
PLAN
Amended and Restated as of February 28, 2008

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	3
1.1 Active Plan	3
1.2 Administrative Services Provider	3
1.3 Brand Name Drug	4
1.4 Code	4
1.5 Contracted Amount	4
1.6 Co-Payment Amount	4
1.7 Coverage Category	4
1.8 Covered Drug	4
1.9 Covered Group	5
1.10 Covered Proportion	5
1.11 Custodial Care	5
1.12 Deductible Amount	6
1.13 Dependent	6
1.14 Disabled	7
1.15 Employee	7
1.16 Employer	8
1.17 ERISA	8
1.18 Former Pharmacia Participant	8
1.19 Forsberg Settlement	8
1.20 Generic Drug	8
1.21 Group IA	8
1.22 Group IB	8
1.23 Group IIA	8
1.24 Group IIB	9
1.25 Group IIIA	9
1.26 Group IIIB	9
1.27 Group IV	10
1.28 Group V	10
1.29 Group VI	10
1.30 Home Health Care Agency	11
1.31 Home Health Care Plan	11
1.32 Hospice Care Facility	11
1.33 Hospice Care Program	12
1.34 Legend Drug	12
1.35 Maintenance Drug	12
1.36 Maximum Aggregate Benefit	12
1.37 Medical Expense Contributions	12
1.38 Medical Plan Choice	12
1.39 Medically Necessary	13

- ii -

1.40 Medicare	13
1.41 Medicare Eligible Participant	14
1.42 Monsanto Company	14
1.43 Nonparticipating Provider	14
1.44 Open Enrollment Period	14
1.45 Participant	14
1.46 Participating Provider	14
1.47 Pension Plan	14
1.48 Pharmacia Corporation	14
1.49 Pharmacy	15
1.50 Physician	15
1.51 Plan	15
1.52 Plan Year	15
1.53 Prescription Order	15
1.54 Prior Plan	15
1.55 Provider	15
1.56 Psychologist	15
1.57 Reasonable and Customary	16
1.58 Retired Employee	16
1.59 Retiree Liaison Committee	20
1.60 Service	20
1.61 Spell of Illness	20
1.62 Spouse	20
1.63 Subsidiary	20
1.64 Surviving Spouse	20
1.65 Terminated for Misconduct	21

SECTION 2 ELIGIBILITY AND EFFECTIVE DATES OF COVERAGE	22
2.1 Eligibility	22
2.2 Effective Date of Coverage for Retired Employees and Surviving Spouses	22
2.3 Effective Date of Coverage for Dependents	22
2.4 Initial Election by a Retired Employee	23
2.5 Election by Surviving Spouse	23
2.6 Election by Dependent Spouse	23
2.7 Change in Election	24
2.8 Cessation of Participation	24
2.9 Dependent Elections	24

SECTION 3 MEDICAL EXPENSE CONTRIBUTIONS	25
3.1 Medical Expense Contribution	25
3.2 Annual Cost	25
3.3 Defined Dollar Limit Amount	27
3.4 Medical Expense Contributions Equal to Cost	28
3.5 No Adjustments	28
3.6 Payments	28
3.7 Resolution Of Disputes Regarding Application of Methodology	28

- iii -

SECTION 4 SCHEDULE OF MEDICAL AND DRUG BENEFITS	30
4.1 Schedule of Benefits for Participants Who Are Not Medicare Eligible	30
4.2 Schedule of Benefits for Medicare Eligible Participants	30
4.3 Benefits for Mental Health or Substance Abuse	31
4.4 Sterilization Reversal Benefits	32
4.5 Maximum Aggregate Benefit	32
4.6 Requirements of Minimum Hospital Stays Following Childbirth	33

SECTION 5 MEDICAL AND DRUG BENEFITS	34
5.1 Benefit Provisions for Participants Who Are Not Medicare Eligible	34
5.2 Benefit Provisions for Medicare Eligible Participants	34

SECTION 6 COVERED MEDICAL AND DRUG EXPENSES AND EXCLUSIONS	36
6.1 Covered Medical Expenses	36
6.2 Exclusions	37
6.3 Covered Drug Expenses	38
6.4 Exclusions	39
6.5 Mail Order Prescription Drug Program	41
6.6 Coordination with Medicare Part D	41

SECTION 7 PRE-ADMISSION CERTIFICATION AND CONCURRENT REVIEW	42

SECTION 8 HOSPICE CARE BENEFITS	43
8.1 Hospice Care Benefits	43
8.2 Services Or Supplies Which Are Covered Hospice Care Benefits	43
8.3 Exclusions	44

SECTION 9 HOME HEALTH CARE BENEFITS	46
9.1 Home Health Care Benefits	46
9.2 Expenses Which Are Covered Home Health Care Benefits	46
9.3 Exclusions	46

SECTION 10 MEDICAL CASE MANAGEMENT PROGRAM	48
10.1 Definitions	48
10.2 Medical Case Management Program	50
10.3 Payment of Alternate Medical Treatment Benefits	52
10.4 Amount of Alternate Medical Treatment Benefits	52
10.5 Maximum Benefit	52
10.6 Covered Alternate Medical Treatment Expenses	53

SECTION 11 CLAIMS	54
11.1 Filing and Payment of Medical Claims	54
11.2 Payment of Prescription Drug Claims	54
11.3 Overpayment or Other Reimbursement	55
11.4 Additional Procedures	55
11.5 Claims and Review Procedures	55

- iv -

SECTION 12 PROVISIONS APPLICABLE AT THE DEATH OF A RETIRED EMPLOYEE	64

SECTION 13 CESSATION OF COVERAGE	65
13.1 Termination of Coverage	65
13.2 Loss of Dependent Status	65
13.3 Failure to Make Required Payments	65
13.4 Maximum Aggregate Benefit	66
13.5 Cancellation of Coverage	66
13.6 Benefits After Cessation of Coverage	66

SECTION 14 COBRA CONTINUATION COVERAGE	68

SECTION 15 COORDINATION OF BENEFITS	69
15.1 Definitions	69
15.2 Coordination of Benefits	70
15.3 Order of Benefit Determination	71
15.4 Right to Receive and Release Necessary Information	74
15.5 Underpayments and Overpayments	74
15.6 Subrogation	74

SECTION 16 AMENDMENT AND TERMINATION	78
16.1 Limit on Right to Amend	78
16.2 Permitted Amendments	79
16.3 Resolution of Disputes With Retiree Liaison Committee	80
16.4 Right to Amend or Terminate the Plan	80
16.5 No Informal Amendments	81
16.6 Active Plan Amendments	81

SECTION 17 PLAN ADMINISTRATOR	82
17.1 Administrator	82
17.2 Duties and Powers	82
17.3 Standard of Review	83
17.4 Limitation of Liability	83
17.5 Information Required by Administrative Services Provider	84

SECTION 18 HEALTH MAINTENANCE ORGANIZATIONS	85

SECTION 19 MISCELLANEOUS	86
19.1 Gender and Number	86
19.2 Headings	86
19.3 Governing Law	86
19.4 Conflicts	86
19.5 Waiver	87
19.6 Service of Legal Process	87
19.7 Supplements	87
19.8 Qualified Medical Child Support Orders	87

- v -

19.9 VEBA and Other Trusts	87

SECTION 20 HIPAA PRIVACY	88
20.1 HIPAA Privacy	88
20.2 PHI Nondisclosure	90
20.3 Permitted Disclosures	90
20.4 Disclosure Requirements	91
20.5 Adequate Separation	92

APPENDIX A LIFE INSURANCE CERTIFICATE	92

- vi -

SOLUTIA 2008 RETIREE WELFARE PLAN
Solutia Inc. (herein called the “Company”) hereby, amends and restates the Solutia Inc. Medical Benefits Plan for Retirees (2002) (the “2002 Plan”), the Solutia Inc. Medical Benefits Plan for Retirees (Post-Settlement) (the “Post-Settlement Plan”), and the Solutia Inc. Retiree Life Insurance Plan, and consolidates them into this 2008 Retiree Welfare Plan (the “Plan”), effective as of February 28, 2008 (except as otherwise stated herein). The 2002 Plan, originally effective as of January 1, 2002, was first applicable as of such date to specified Retired Employees who retired prior to January 1, 2002, and who were members of the classes certified by the court in Solutia Inc. v. George Forsberg, et al., Case No. 3:98 CV237/RV/SMN and to specified Retired Employees who retired after January 1, 2002 and through December 31, 2002 who were participants in a collective bargaining agreement ending December 31, 2002. The Post-Settlement Plan, originally effective as of January 1, 2002, was first applicable as of such date to specified Retired Employees who retired after October 19, 2001, and who were not members of the classes certified by the court in Solutia Inc. v. George Forsberg, et al., Case No. 3:98 CV237/RV/SMN.
This Plan was created in connection with a settlement (the “Retiree Settlement”) between (a) the Company, (b) those Retired Employees, including their Surviving Spouses and Dependents, who worked for Pharmacia Corporation (f/k/a Monsanto and referred to as Pharmacia or Pharmacia Corporation herein), and retired, prior to the Company’s spin-off from Pharmacia in 1997, (c) those Retired Employees, including their Surviving Spouses and Dependents, who retired from the Company after the Company’s spin-off from Pharmacia in 1997 (including those Retired Employees and their Surviving Spouses and Dependents who worked for Pharmacia prior to Company’s spin-off from Pharmacia in 1997 and thereafter for the Company), (d) any other person having a claim against the Company for “retiree benefits” as such term is defined in section 1114(a) of the Bankruptcy Code and (e) the official committee of retirees appointed on February 20, 2004, in the Company’s chapter 11 cases currently pending before the United States Bankruptcy Court for the Southern District of New York (the “Retirees’ Committee”).
This Plan makes the following changes to the Post-Settlement Plan, effective as of September 1, 2004: (i) it raises the eligibility thresholds certain Employees must meet in order to become eligible for benefits under the Plan, (ii) it “grandfathers” the eligibility of certain Employees who attain age 55 with at least 10 years of Service prior to January 1, 2007, and (iii) it grandfathers the eligibility of certain Employees whose sum of age and years of Service is equal to or greater than 75 prior to January 1, 2007. Any Employee who is not covered by a collective bargaining agreement and who is hired on or after January 1, 1999 shall be ineligible to participate in the Plan. In addition, this consolidation, amendment and restatement provides that the benefits of certain eligible individuals end no later than the earlier of (i) Medicare eligibility (age 65), or (ii) October 31, 2016. Also, effective January 1, 2005, the Company amended its Separation Pay Plan to provide that an employee who attains age 53 as of January 1, 2005 with 10 years of service at his separation date and who is involuntarily separated from service would be eligible to participate in the Plan immediately following his or her Separation Date. In addition, an employee who attains age 50 and whose sum of age plus years of Service as of his Separation Date equals or exceeds 75 (“Combo 75”) would be eligible to participate in the Plan upon attaining age 55.
This Plan also implements certain legally required changes as well as various clarifications to the benefits provided under the 2002 Plan and the Post-Settlement Plan. This Plan is not a contract of insurance. The terms of the retiree life insurance benefits will be governed by the applicable insurance policy, and will provide benefits to Retired Employees who were covered under the Solutia, Inc. Retiree Life Insurance Plan on the day before the effective date of this Plan, consistent with the following:
a)	for each Retired Employee covered under the Solutia, Inc. Retiree Life Insurance Plan on the day before the effective date of this Plan who retired prior to January 1, 1986, such Retired Employee’s life insurance coverage amount in effect on the day immediately preceding the effective date of this Plan, up to a maximum coverage limit of $12,500;

b)	for each Retired Employee covered under the Solutia, Inc. Retiree Life Insurance Plan on the day before the effective date of this Plan who retired from January 1, 1986 through December 31, 2001, such Retired Employee’s life insurance coverage amount in effect on the day immediately preceding the effective date of this Plan, up to a maximum coverage limit of $10,000; and

c)	for each Retired Employee covered under the Solutia, Inc. Retiree Life Insurance Plan on the day before the effective date of this Plan who retired after December 31, 2001, such Retired Employee will receive no life insurance benefits under this Plan.
These life insurance benefits shall not be subject to change and shall continue even in the event that any Retired Employee is not covered for medical and drug benefits under this Plan or any subsequent retiree medical benefit plan.
Appendix A sets forth the certificate of insurance covering retiree life insurance benefits. The Company will distribute to covered Retired Employees a new life insurance certificate describing the life insurance benefits and will notify affected Retired Employees in the event of any change in insurance carriers.
SECTION 1
DEFINITIONS
1.1	Active Plan. “Active Plan” means the Solutia Inc. Medical Benefits Plan effective September 1, 1997 and its successors, as such plan or any successors may be amended or restated from time to time.

1.2	Administrative Services Provider. “Administrative Services Provider” means an insurance company or other entity with which the Company has contracted for the provision of administrative services necessary or desirable under the Plan, or the duly authorized designee of such insurance company or other entity. If the Company has contracted with more than one insurance company or entity, the term Administrative Services Provider shall refer to the entities or entity with which the Company has contracted for the provision of the particular service at issue. If the Company has not contracted with an Administrative Services Provider for the provision of a particular service, all references to Administrative Services Provider with respect to that service shall be deemed to be references to the Plan Administrator or the person or group designated by the Plan Administrator to carry out the tasks of the Administrative Services Provider with respect to that service.

1.3	Brand Name Drug. “Brand Name Drug” means a Legend Drug that is available from a single manufacturer and that is labeled as such in the National Drug Data File (NDDF) or other nationally recognized reporting service.

1.4	Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.5	Contracted Amount. “Contracted Amount” means the amount that is the discounted fee negotiated by the prescription drug Administrative Services Provider who administers the prescription drug program under the Plan.

1.6	Co-Payment Amount. “Co-Payment Amount” means, with respect to Covered Drugs purchased at participating retail pharmacies, 20% of the Contracted Amount of the Covered Drug, not to exceed $50. “Co-Payment Amount” means, with respect to Covered Drugs purchased at the mail order pharmacy, 20% of the Contracted Amount of the Covered Drug. Syringes, needles and insulin Prescription Orders filled on the same day shall require the payment of only one Co-Payment Amount with respect to those Prescription Orders by the covered Participant or covered Dependent. “Co-Payment Amount” means, with respect to Covered Medical Expenses, the portion of the Contracted Amount payable by a Participant and specified in this Plan or the Active Plan for such Covered Medical Expenses.

1.7	Coverage Category. “Coverage Category” shall mean the category of medical and drug coverage under this Plan elected by the Retired Employee or Dependent Spouse or Surviving Spouse and shall be limited to one of the following: (a) coverage for the Retired Employee, Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse alone; (b) coverage for the Retired Employee and Spouse; (c) coverage for the Retired Employee or Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse and child(ren) who qualify as Dependents; or (d) coverage for the Retired Employee, Spouse and child(ren) who qualify as Dependents.

1.8	Covered Drug. “Covered Drug,” except as herein otherwise limited or excluded, means any of the following drugs and medicines, or any refill thereof, unless such drugs or medicines were acquired without cost to the Participant:
(a)	a Legend Drug,

(b)	insulin,

(c)	a compounded Prescription Order in which at least one ingredient is a Legend Drug,

(d)	oral contraceptives,

(e)	any other drugs or medicines which, under the applicable state law, may be dispensed only upon a Prescription Order,

(f)	disposable needles and syringes when prescribed with insulin, allergy serum, or other injectable drugs, and

(g)	diabetic testing agents, including, but not limited to, tablets, strips and tape.
A “Covered Drug” must be Medically Necessary and the cost thereof must not be included or includable in the cost of other services or supplies provided to or prescribed for the covered Participant or covered Dependent.

1.9	Covered Group. “Covered Group” shall mean the Retired Employee and the Dependents he or she has elected to cover for medical and drug benefits under the Plan, or the Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse of a Retired Employee and the Dependents he or she has elected to cover under the Plan.

1.10	Covered Proportion. “Covered Proportion” means the portion of a Covered Medical Expense which the Employer is obligated to pay pursuant to the terms hereof.

1.11	Custodial Care. “Custodial Care” shall mean that type of care (including room and board needed to provide that care) which:
(a)	is given mainly to help a person with personal hygiene or to perform the activities of daily living; and

(b)	can, in the terms of generally accepted medical standards, be safely and adequately given by people who are not trained or licensed medical or nursing personnel.
Services are Custodial Care regardless of who recommends, provides or directs the care or where the care is given.

1.12	Deductible Amount. “Deductible Amount” means with respect to any Plan Year the amount, as shown in the Schedules of Benefits set forth in Section 4, of Covered Medical Expenses which a Participant is obligated to pay before benefits are payable under the Plan.

If a Participant incurs Covered Medical Expenses on his or her own account and on account of one or more of his or her covered Dependents, or on account of two or more of his or her covered Dependents, due to injuries sustained in the same accident, the Deductible Amount shall be limited to the amount specified in the applicable Schedule of Benefits set forth in Section 4 with respect to all Covered Medical Expenses incurred on account of such accident for all such persons and which are incurred prior to the end of the calendar year in which the accident occurred.

1.13	Dependent. “Dependent” means (a) a Retired Employee’s Spouse, (b) any unmarried child under twenty-five years of age of a Retired Employee, excluding in any case, (i) any person who is eligible for coverage as an Employee, (ii) any person who was not eligible for coverage as a Dependent under a medical plan maintained by Pharmacia Corporation or the Company for active employees on the day preceding the date such Retired Employee retired, (iii) any child nineteen years of age or over who is not a full-time student, (iv) any child who is employed on a full-time basis and who is not principally dependent upon the Retired Employee for maintenance and support, and (v) any child who is in the military or similar forces of any country or subdivision thereof. The term “child” includes any natural child, any child legally placed for adoption, any stepchild who permanently resides in the Retired Employee’s household and any child under the court-appointed legal guardianship of the Retired Employee or the Retired Employee’s Spouse and who resides in the Retired Employee’s household. The term “child” also includes any other child who, prior to August 31, 1997, was on the Administrative Services Provider’s approved list of “grandfathered” children under a Prior Plan.

A child who is covered as a Dependent on the day immediately preceding the date he or she otherwise would have ceased to be a Dependent and who is then totally and permanently disabled and fully dependent on the Retired Employee for maintenance and support shall not be excluded as a covered Dependent; provided due proof is submitted to the Administrative Services Provider of such total and permanent disability thirty-one days before the date the child would otherwise cease to be a Dependent and proof of continuance of such disability is made when requested. For purposes of the foregoing sentence, a person is totally and permanently disabled if (a) the person is totally disabled by reason of bodily injury or disease or birth defect so as to be prevented thereby from engaging in any occupation or employment for remuneration for which the person is or can be equipped by reason of training, education or ability, and (b) the condition of total disability is expected to be permanent during the remainder of the person’s life.

1.14	Disabled. “Disabled” means Totally and Permanently Disabled or Disabled For Any Occupation under the terms of the applicable disability income plan maintained by an Employer that covers the Employee.

1.15	Employee. “Employee” means any individual who is classified by an Employer as a regular full-time or regular part-time, active, common law employee and who immediately prior to becoming a Retired Employee was eligible to participate in the Active Plan or any other medical plan maintained by Pharmacia or the Company for active employees. Notwithstanding anything to the contrary, “Employee” shall not include:
(a)	any leased employee within the meaning of Code Section 414(n);

(b)	any individual employed as a temporary, cooperative, summer or seasonal, or per diem employee;

(c)	any individual who resides in Hawaii;

(d)	any individual who is on international assignment from a foreign operation of an Employer or a Subsidiary to the domestic operations of an Employer;

(e)	any individual who is treated by an Employer as an independent contractor or a leased employee, regardless of whether such individual is later declared a common law employee by a court or government agency.

1.16	Employer. “Employer” means the Company and each employer or Subsidiary which has adopted the Plan with the approval of the Company.

1.17	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18	Former Pharmacia Participant. “Former Pharmacia Participant” shall mean an individual for whom the responsibility to provide retiree medical benefits under a Prior Plan was transferred to the Company in connection with the distribution by Pharmacia Corporation (f/k/a Monsanto Company) of all of the outstanding shares of the Company effective September 1, 1997, provided that the term “Former Pharmacia Participant” shall not include an individual for whom the responsibility to provide retiree medical benefits was transferred to Monsanto Company in connection with the transfer to Monsanto Company of the Company’s interest in the P4 joint venture.

1.19	Forsberg Settlement. “Forsberg Settlement” means the Order and Final Judgment dated November 1, 2001, filed in the United States District Court for the Northern District of Florida, Pensacola Division, approving the settlement agreement and 2002 Plan in settlement of the litigation related to medical benefits for Retired Employees in Solutia Inc. v. George Forsberg, et al., Case No. 3:98 CV237/RV/SMN, and related documents.

1.20	Generic Drug. “Generic Drug” means a Legend Drug that is labeled as such in the NDDF or other then current nationally recognized reporting service.

1.21	Group IA. “Group IA” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective prior to January 1, 1981; and (b) Surviving Spouses and covered Dependents of such class members.

1.22	Group IB. “Group IB” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective on January 1, 1981; and (b) Surviving Spouses and covered Dependents of such class members.

1.23	Group IIA. “Group IIA” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective on or after January 1, 1986 and before December 1, 1994, and (b) Surviving Spouses and covered Dependents of such class members.

1.24	Group IIB. “Group IIB” means the group composed of members of a class certified in the Forsberg Settlement of (a) Former Pharmacia Participants who were covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective on or after December 1, 1994; (b) persons hired prior to February 1, 2002 who retired from the Company prior to January 1, 2003 and who at the time of their retirement were covered by a collective bargaining agreement between the Company and a union; (c) persons who were transferred to Flexsys America LP(“Flexsys”)at the time of the formation of Flexsys (April 30, 1995) and who were covered under a collective bargaining agreement between Pharmacia Corporation and a union and who had attained age 50 at the time of transfer from Pharmacia Corporation to Flexsys and who had attained age 50 and five years of Service prior to separating from service with Flexsys and who separated from service with Flexsys prior to enrolling for coverage under the Plan (years of service are not required for retiree life insurance coverage only); (d) persons who were transferred to Astaris LLC at the time of the formation of Astaris LLC (April 1, 2000) and who were members of a collective bargaining unit recognized by the Company and who had attained age 45 at the time of transfer from the Company to Astaris LLC and who attained age 55 and ten years of Service while employed with Astaris LLC; and (e) Surviving Spouses and covered Dependents of class members described in (a),(b), (c) or (d).

1.25	Group IIIA. “Group IIIA” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective prior to January 1, 1981, and (b) Surviving Spouses and covered Dependents of such class members.

1.26	Group IIIB. “Group IIIB” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement between Pharmacia Corporation and a union and who retired under a Prior Plan that became effective on January 1, 1981; and (b) Surviving Spouses and covered Dependents of such class members.

1.27	Group IV. “Group IV” means the group composed of (a) Former Pharmacia Participant members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement and who (i) retired under a Prior Plan that became effective on or after January 1, 1986 and before December 1, 1990 or (ii) retired prior to June 25, 1992 under a Prior Plan that became effective January 1, 1991; and (b) Surviving Spouses and covered Dependents of such class members.

1.28	Group V. “Group V” means the group composed of (a) members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement and who retired on or after June 25, 1992 under a Prior Plan that became effective on or after December 1, 1990; (b) members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement and who retired on or after June 25, 1992 under a Prior Plan that became effective on or after December 1, 1990 and who were transferred to Flexsys at the time of the formation of Flexsys (April 30, 1995) and who had attained age 50 at the time of transfer from Pharmacia Corporation to Flexsys and who had attained age 50 and five years of Service prior to separating from service with Flexsys and who separated from service with Flexsys LLC prior to enrolling for coverage under the Plan; and (c) members of a class certified in the Forsberg Settlement who were not covered by a collective bargaining agreement and who retired on or after June 25, 1992 under a Prior Plan that became effective on or after December 1, 1990 and who were transferred to Astaris LLC at the time of the formation of Astaris LLC (April 1, 2000) and who were at least 45 years of age at the time of transfer and who had attained age 55 and ten years of Service while employed with Astaris LLC; and (d) Surviving Spouses and covered Dependents of such persons described in (a), (b) and (c).

1.29	Group VI. “Group VI” means the group composed of persons who were not covered by a collective bargaining agreement and (a) who retired from the Company on or after January 1, 2002; (b) who retired on or after January 1, 2002 and who were transferred to Flexsys at the time of the formation of Flexsys (April 30, 1995) and who had attained age 50 at the time of transfer from Pharmacia Corporation to Flexsys and who had attained age 50 and five years of Service prior to separating from service with Flexsys and who separated from service with Flexsys prior to enrolling for coverage under the Plan; (c) who retired on or after January 1, 2002 and who were transferred to Astaris LLC at the time of the formation of Astaris LLC (April 1, 2000) and who were at least 45 years of age at the time of transfer and who had attained age 55 and ten years of Service while employed with Astaris LLC; and (d) Surviving Spouses and covered Dependents of such Retired Employees described in (a), (b) and (c).

1.30	Home Health Care Agency. “Home Health Care Agency” means a hospital or other organization approved by the Administrative Services Provider:
(a)	which is licensed or certified under a public health law or a similar law to provide home health care services; or

(b)	which is recognized as a home health care agency by Medicare.
1.31	Home Health Care Plan. “Home Health Care Plan” means a program prescribed by a Physician, approved in advance in writing by the Administrative Services Provider, and periodically reviewed by a Physician, together with such Physician’s certification that the medical condition of the Participant or covered Dependent and the proper treatment of the specific condition would require confinement in a hospital or skilled nursing facility in the absence of the services and supplies provided as part of the Home Health Care Plan. The Home Health Care Plan shall further certify that the Participant or covered Dependent requires, on an intermittent basis, skilled nursing or skilled physical, occupational, or speech therapy.

1.32	Hospice Care Facility. “Hospice Care Facility” means a facility approved by the Administrative Services Provider which is:
(a)	a free-standing facility fully staffed and equipped to provide for the needs of the terminally ill, or

(b)	a program organized for the purpose of providing referral service for patients and/or relatives of the patient in a home setting, or

(c)	an in-hospital facility which is part of a licensed hospital but designated by the hospital as a Hospice Unit or is an adjacent facility, administered by the hospital and designated as a Hospice Unit.
1.33	Hospice Care Program. “Hospice Care Program” means a plan for hospice care which is a centrally coordinated program of Medically Necessary home health, outpatient and/or inpatient services provided by an interdisciplinary team and directed by a Physician. Such program must be:
(a)	prescribed by the attending Physician and approved in advance by the Administrative Services Provider, and

(b)	based on a statement by the Physician documenting the patient’s diagnosis and indicating the life expectancy of the patient is six months or less, and

(c)	treatment which consists of palliative care only.
1.34	Legend Drug. “Legend Drug” means a prescription drug (any medical substance, the label of which under the Federal Food, Drug and Cosmetic Act, is required to bear the legend: “Caution: Federal Law prohibits dispensing without prescription”).

1.35	Maintenance Drug. “Maintenance Drug” means a Legend Drug that is prescribed for an ongoing period of time.

1.36	Maximum Aggregate Benefit. “Maximum Aggregate Benefit” means the maximum amount the Company shall be obligated to pay with respect to Covered Medical Expenses and Covered Drugs incurred on account of an individual under this Plan or a Prior Plan, including any payments made from a voluntary employees’ beneficiary association (“VEBA”) or other trust, if applicable.

1.37	Medical Expense Contributions. “Medical Expense Contributions” shall mean with respect to a Retired Employee, Dependent Spouse (for Groups IIB, V and VI) and a Surviving Spouse the contributions which shall be required for coverage as set forth in Section 3.

1.38	Medical Plan Choice. “Medical Plan Choice” means a Medical Plan Choice made available to participants under the Active Plan.

1.39	Medically Necessary. A “Medically Necessary” service or supply is one prescribed by a Physician for the diagnosis or treatment of a sickness or injury and is generally accepted, and in use by, the medical community in the United States as appropriate and effective for the condition being treated or diagnosed. Whether a service or supply is Medically Necessary will be determined based on, and consistent with, standards established by the Administrative Services Provider. Such standards shall be developed by the Administrative Services Provider, in part, with consideration as to whether the service or supply meets all of the following criteria:
(a)	it is medically appropriate and necessary to meet the basic health needs of the patient;

(b)	it is rendered in the most cost-efficient manner and type of setting appropriate for the delivery of the health service;

(c)	it is consistent in type, frequency and duration of treatment with scientifically based guidelines of national medical, research or health care coverage organizations or governmental agencies;

(d)	it is consistent with the diagnosed condition;

(e)	it is required by the Physician for reasons other than the comfort or convenience of the patient; and

(f)	it is of demonstrated medical value.
A procedure or treatment shall not be Medically Necessary solely because (i) a Physician has performed or prescribed it, or (ii) it is the only treatment for a particular injury or illness. A determination by the Administrative Services Provider that a service or supply is not Medically Necessary may apply to the entire service or supply, or any portion of it.

1.40	Medicare. “Medicare” shall mean the Health Insurance for the Aged Act of the United States, Title XVIII of the Social Security Act, or any successor statute, as amended from time to time.

1.41	Medicare Eligible Participant. “Medicare Eligible Participant” shall mean any Retired Employee, Dependent Spouse, or Surviving Spouse who is eligible for benefits under Medicare, but excluding any such individual who is eligible for benefits under Medicare solely as a result of disability.

1.42	Monsanto Company. “Monsanto Company” shall mean the company that was created on February 9, 2000, under the name “Monsanto Ag”, as a wholly-owned subsidiary of Pharmacia Corporation, and changed its name to Monsanto Company on March 31, 2000.

1.43	Nonparticipating Provider. “Nonparticipating Provider” means a Provider who has not entered into an agreement with the prescription drug Administrative Services Provider to provide Covered Drugs.

1.44	Open Enrollment Period. “Open Enrollment Period” shall mean the Open Enrollment Period established by the Plan Administrator.

1.45	Participant. “Participant” shall mean for any Plan Year, a Retired Employee or a Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse who has elected to be covered under the Plan and who has paid the required Medical Expense Contribution in the time and manner specified in the Plan. The term Participant shall also include any Retired Employee who remains covered by the life insurance benefits provided under the Plan, regardless of whether such Retired Employee has elected to be covered under the Plan’s medical and drug benefits.

1.46	Participating Provider. “Participating Provider” means a Provider who has entered into an agreement with the prescription drug Administrative Services Provider to provide Covered Drugs and to be reimbursed therefore pursuant to the terms of such agreement.

1.47	Pension Plan. “Pension Plan” shall mean the Solutia Inc. Employees’ Pension Plan and any successors thereto.

1.48	Pharmacia Corporation. “Pharmacia Corporation” shall mean the Delaware corporation formerly known as Monsanto Company which effective September 1, 1997 distributed all of the outstanding shares of the Company as a dividend to its stockholders, which subsequently changed its name to Pharmacia Corporation and which subsequently was acquired by and merged into Pfizer Inc.

1.49	Pharmacy. “Pharmacy” means a licensed establishment where prescription drugs are dispensed by a pharmacist licensed under the laws of the state wherein the pharmacist practices.

1.50	Physician. “Physician” means any doctor of medicine or doctor of osteopathy who is legally qualified and licensed to practice medicine or surgery or osteopathic medicine or surgery at the time and place services are rendered.

1.51	Plan. “Plan” shall mean this 2008 Retiree Welfare Plan, as amended from time to time to the extent permitted under Section 16.

1.52	Plan Year. “Plan Year” shall mean the calendar year.

1.53	Prescription Order. “Prescription Order” means a prescriber’s lawful written, electronic, or verbal order for a Legend Drug.

1.54	Prior Plan. “Prior Plan” shall mean any plan maintained by the Company or the Pharmacia Corporation or any Employer on or before February 28, 2008 which provided medical benefits to retirees of any Employer.

1.55	Provider. “Provider” means any duly licensed Pharmacy, Physician, or any other person or organization legally licensed to dispense drugs.

1.56	Psychologist. “Psychologist” means any person who meets one of the following qualifications:
(a)	If practicing in a state where statutory licensure or certification of psychologists exists, the person holds a valid credential (as legally specified) for such practice,

(b)	If practicing in a state where statutory licensure or certification of psychologists does not exist, but where valid non-statutory (professional) certification is established by the jurisdiction’s recognized psychologist association, the person holds such certification,

(c)	If practicing in a state where neither statutory nor non-statutory licensure exists, the person holds a statement of qualification by a committee established for the purpose by the jurisdiction’s recognized psychological association or, in the absence of such a committee, the person holds a diploma in the appropriate specialty awarded by the American Board of Examiners in Professional Psychology.

1.57	Reasonable and Customary. A charge or expense is “Reasonable and Customary” if the Administrative Services Provider determines that the charge or expense is no greater than the lowest of: (a) the usual charge by the health care provider for the same or similar item or service, (b) the usual charge of most other health care providers with similar training and experience in the same geographic area for the same or a similar item, or (c) the actual charge for the item.

1.58	Retired Employee. “Retired Employee” means an individual who:
(a)	is a member of Groups IA, IB, IIA, IIB, IIIA, IIIB, IV, or V, and who;
(i)	retired from employment with an Employer and who at the time of retirement has attained at least age 55 years of age and had accrued at least 10 years of Service while eligible to participate in the Active Plan or a Prior Plan and who was eligible to participate in the Active Plan or a Prior Plan on the day before retirement;

(ii)	at the time of retirement had attained at least 50 years of age, who had accrued at least 10 years of Service, whose age and years of Service equal or exceed 65, who elected to retire under the 1997/98 Special Program, the 1998 Special Program or the 1999 Special Program and who was eligible to participate in the Active Plan or a Prior Plan on the day before retirement;

(iii)	at the time of retirement had attained at least 50 years of age, who had accrued at least 10 years of Service and who is eligible to participate in this Plan under the applicable terms of the Solutia Inc. Separation Pay Plan;

(iv)	was Disabled and who satisfied the requirements of paragraph (i), (ii) or (iii) on the earlier of the date he was no longer eligible to receive disability benefits under the applicable disability income plan or the date he began receiving distributions from the applicable Pension Plan;

(v)	retired from employment with an Employer, who at retirement was at least 50 year of age and had 10 or more years of Service and who was eligible to participate in the Active Plan or a Prior Plan on the date before retirement and who did not meet the requirements of (i), (ii), (iii), or (iv) above.
(b)	effective January 1, 2002, is a member of Group VI and who separated or retired from employment with an Employer and who:

(i)	was hired prior to January 1, 1999 and at the time of retirement had attained at least age 55 and had accrued at least 10 years of Service while eligible to participate in the Active Plan or a Prior Plan and who was eligible to participate in the Active Plan or the Prior Plan on the day before retirement;

(ii)	was hired prior to January 1, 1999 and at the time of separation from service had attained at least age 50 and had accrued at least 10 years of Service while eligible to participate in the Active Plan or a Prior Plan and who was separated from service under the applicable terms of the Company Separation Pay Plan;

(iii)	was hired prior to January 1, 1999 and who was Disabled and who satisfied the requirements of paragraphs (i) or (ii) on the earlier of the date he was no longer eligible to receive disability benefits under the applicable disability income plan or the date he began receiving distributions from the applicable Pension Plan;

(iv)	prior to September 1, 2004, at separation from service is at least 50 years of age and has accrued at least 10 years of Service and who was eligible to participate in the Active Plan or a Prior Plan on the day before separation and who did not meet the requirements of (i), (ii), or (iii) above, whereby the individual must pay the full cost of coverage hereunder until he attains age 65, at which time his coverage under the Plan will end;

(v)	retires from employment with Flexsys LLC and who had attained at least 50 years of age and accrued at least 10 years of Service with Flexsys LLC and Pharmacia Corporation at the date of retirement and who was eligible to participate in an Active Plan at the time such person was transferred to Flexsys LLC on April 30, 1995 and who was at least 50 years of age at the time of the transfer;

(vi)	enrolls in the Plan and had attained at least 55 years of age and 10 or more years of Service with Astaris LLC and the Company and who was eligible to participate in an Active Plan at the time such person was transferred to Astaris LLC on April 1, 2000 and who was at least 45 years of age at the time of the transfer;
or
(c)	effective September 1, 2004, is a member of Group VI and was hired prior to January 1, 1999 and who prior to October 31, 2016:
(i)	retires from employment with an Employer no later than age 65 and who at the time of retirement has attained at least age 60 and has accrued at least 15 years of Service while eligible to participate in the Active Plan or a Prior Plan and who was eligible to participate in the Active Plan or a Prior Plan on the day before retirement;

(ii)	both attains at least 55 years of age and has accrued at least 10 years of Service on or before December 31, 2006, and retires from employment with an Employer no later than age 65 while eligible to participate in the Active Plan or a Prior Plan and who was eligible to participate in the Active Plan or a Prior Plan on the day before retirement;

(iii)	both attains at least 55 years of age and has accrued at least 10 years of Service on or before retiring from employment and whose age plus years of Service as of December 31, 2006 are equal to or greater than 75, and who retires from employment with an Employer no later than age 65 while eligible to participate in the Active Plan or a Prior Plan and who was eligible to participate in the Active Plan or a Prior Plan on the day before retirement;

(iv)	was Disabled and who satisfied the requirements of paragraph (i), (ii), or (iii) on the earlier of the date he was no longer eligible to receive disability benefits under the applicable disability income plan or the date he began receiving distributions from the applicable Pension Plan;

(v)	on or before December 31, 2006, retires from employment with Flexsys and who at retirement is at least 50 years of age and has accrued at least 10 years of Service with Flexsys and Pharmacia Corporation and who was eligible to participate in an Active Plan at the time such person was transferred to Flexsys on April 30, 1995 and who was at least 50 years of age at the time of the transfer;

(vi)	effective January 1, 2007, retires from employment with Flexsys no later than age 65 and who at the time of retirement has attained at least age 60 and has accrued at least 15 years of Service with Flexsys and Pharmacia Corporation and who was eligible to participate in an Active Plan at the time such person was transferred to Flexsys on April 30, 1995 and who was at least 50 years of age at the time of the transfer;

(vii)	enrolls in the Plan and who had attained as of November 4, 2005 at least 55 years of age and 10 or more years of Service with Astaris LLC and the Company and who was eligible to participate in an Active Plan at the time such person was transferred to Astaris LLC on April 1, 2000 and who was at least 45 years of age at the time of the transfer;

(viii)	effective January 1, 2005, an Employee who attains age 53 as of January 1, 2005 and who thereafter is involuntarily separated from service under the applicable terms of the Company Separation Pay Plan having attained 10 years of Service as of his separation date; or

(ix)	effective January 1, 2005, upon attainment of age 55, an Employee whose sum of age plus years of Service as of January 1, 2007 equals or exceeds 75 (“Combo 75”) and who was involuntarily separated from service under the applicable terms of the Company Separation Pay Plan having attained age 50 as of his separation date.

Notwithstanding any other provision of this Plan, an Employee who is not covered by a collective bargaining agreement and hired or rehired on or after January 1, 1999 shall not be a Retired Employee. For this purpose, an Employee who became an Employee as a result of a corporate transaction that was effected on or after January 1, 1999, and/or who was never offered or eligible for retiree welfare benefits from the Company, shall be deemed to have been hired after January 1, 1999.

1.59	Retiree Liaison Committee. “Retiree Liaison Committee” means the three person liaison committee appointed pursuant to the Retiree Settlement.

1.60	Service. “Service” shall include all vesting service as such term is defined in the Pension Plan. Service shall exclude all service as a leased employee (as defined in Code Section 414(n)) and all service in a position designated by the Company or an Employer as an independent contractor position regardless of whether such designation is subsequently determined by a court or agency to have been erroneous or improper. With respect to an Employee who transferred from the Company to Astaris LLC at the time of the formation of Astaris LLC and who was at least 45 years old at the time of the transfer, Service shall include years of service with Astaris LLC but not beyond the closing of the sale of Astaris LLC to Israel Chemicals Limited on November 4, 2005.

1.61	Spell of Illness. “Spell of Illness” shall have the same meaning as such term has under Medicare.

1.62	Spouse. “Spouse” shall mean a Retired Employee’s lawful opposite sex spouse.

1.63	Subsidiary. “Subsidiary” shall mean any subsidiary or affiliate of the Company, at least 80 percent of the stock of which is controlled by the Company by application of Code Sections 414(b) and 1563(a) or any subsidiary or affiliate of the Company under “common control” with the Company by application of Code Section 414(c).

1.64	Surviving Spouse. “Surviving Spouse” means (a) the Dependent Spouse at the date of death of a Retired Employee or (b) the Spouse at the date of death of an active Employee provided that the active Employee had attained at least age 60 and had completed 15 years of Service while eligible to participate in the Active Plan or a Prior Plan, or (c) the Spouse at the date of death of a Disabled Employee who satisfied the requirements of Section 1.58 (a) on his or her date of death, or (d) the Dependent Spouse at the date of death of an active Employee who satisfied the requirements of Section 1.58(b) or (c) on his or her date of death. Notwithstanding the foregoing, Surviving Spouse shall not include a Spouse who is eligible for coverage under the Active Plan as an Employee or under this Plan as an Employee or a Retired Employee.

1.65	Terminated for Misconduct. “Terminated for Misconduct” shall mean an Employee has been involuntarily separated from employment after January 1, 2006 due to his or her Misconduct. Misconduct includes but is not limited to acts of embezzlement, or felonious violence against another person on Company property or while representing the Company.

SECTION 2
ELIGIBILITY AND EFFECTIVE DATES OF COVERAGE
2.1	Eligibility. Each Retired Employee shall be eligible for coverage under this Plan on the first day he or she becomes a Retired Employee.

A Surviving Spouse as defined in Section 1.64(b), (c) or (d) shall be eligible for medical and drug coverage under this Plan on the date after coverage of such Surviving Spouse under the Active Plan ends. If a Surviving Spouse was not covered under the Active Plan, a Prior Plan or the Plan as of the date of the death of the Retired Employee, such Surviving Spouse can elect coverage under the Plan at any time, provided the Plan’s eligibility requirements are met.

Each eligible Dependent of a Retired Employee shall be eligible for medical and drug coverage under this Plan on the date the Retired Employee becomes eligible for coverage under the Plan and elects coverage for such individual.

Notwithstanding the foregoing, an individual who has incurred Covered Medical Expenses and Covered Drug expenses that would result in benefits in excess of the Maximum Aggregate Benefit or whose coverage under a Prior Plan has ended under the terms of such Prior Plan will not be eligible for coverage.

2.2	Effective Date of Coverage for Retired Employees and Surviving Spouses. The medical and drug coverage under the Plan for an eligible Retired Employee or Surviving Spouse shall commence on the effective date of an election to be covered, made by the Retired Employee or Surviving Spouse in accordance with this Plan and in the manner specified by the Plan Administrator and upon the payment of any required Medical Expense Contribution in the time and manner specified by the Plan Administrator.

2.3	Effective Date of Coverage for Dependents. The medical and drug coverage under the Plan for an eligible Dependent of a Retired Employee shall commence on the effective date of an election of a Coverage Category which includes such Dependent made by the Retired Employee in accordance with this Plan.

2.4	Initial Election by a Retired Employee. A Retired Employee’s initial election to be covered for medical and drug benefits under this Plan may be made prior to the date he or she retires. If such election is made in the manner specified by the Plan Administrator prior to the date of retirement, the election shall be effective immediately upon retirement. If a Retired Employee fails to make an election prior to retirement, such Retired Employee may elect to be covered under the Plan only (i) during the Open Enrollment Period; or (ii) in such other circumstances as the Plan Administrator shall specify. Any election made during an Open Enrollment Period shall become effective as of the first day of the next Plan Year. Any other election made shall become effective on the date specified by the Plan Administrator.

2.5	Election by Surviving Spouse. The initial election by a Surviving Spouse as defined in Section 1.64(b), (c) or (d) to be covered under this Plan may be made (i) prior to the date coverage under the Active Plan or a Prior Plan ends, or (ii) if the Surviving Spouse was not covered under such Active Plan or a Prior Plan on the date of the Retired Employee’s death, within 60 days from the date of death, or (iii) during an Open Enrollment Period, or (iv) in such other circumstances as the Plan Administrator shall specify. If such election is made before coverage ends under the Active Plan or a Prior Plan, the election shall be effective on the date such coverage ends. If the Surviving Spouse was not covered under the Active Plan or a Prior Plan on the date of the Retired Employee’s death and elects to be covered under the Plan within 60 days from the date of death, such election shall be effective as of the day immediately following the date of death. Any election made during an Open Enrollment Period shall become effective as of the first day of the next Plan Year. Any other election made shall become effective on the date specified by the Plan Administrator.

2.6	Election by Dependent Spouse. Dependent Spouses of Retired Employees in Groups IIB, V and VI may change elections during the Open Enrollment Period for themselves and any Dependent child(ren), provided they otherwise meet eligibility requirements. Any election made during an Open Enrollment Period shall become effective as of the first day of the next Plan Year.

2.7	Change in Election. A Participant may elect to cease to be a Participant or may change the Coverage Category or, in the case of a Participant who is not a Medicare Eligible participant, the Medical Plan Choice elected, only (a) during an Open Enrollment Period; or (b) in such other circumstances as the Plan Administrator determines in its discretion to be appropriate. A Surviving Spouse may elect to cover any Dependent child(ren) under the Plan who were covered Dependents at the date of the Retired Employee’s death.

2.8	Cessation of Participation in Medical Plan Benefits. A Participant who elects to cease to be a Participant in the Plan’s medical and drug benefits, who ceases to be a Participant in the Plan’s medical and drug benefits due to attainment of the Maximum Aggregate Benefit or who ceases to be a Participant in the Plan’s medical and drug benefits because of the failure to pay the required Medical Expense Contribution shall not be eligible thereafter to elect to become a Participant in the Plan’s medical and drug benefits again. The preceding sentence shall not apply to a Participant who has ceased to be a Participant in the Plan’s medical and drug benefits in order to participate in an HMO offered by the Employer.

2.9	Dependent Elections. A Retired Employee who elects not to cover an eligible Dependent at his initial election to participate in the Plan shall thereafter be eligible to elect a Coverage Category which includes such Dependent on a one-time only basis. Once a Retired Employee covers an eligible Dependent under this Plan, the Dependent may not again become eligible to participate if such coverage is subsequently terminated. However, a Surviving Spouse may elect to participate in the Plan in accordance with the terms of this Section even if the Retired Employee had not previously elected to cover such Surviving Spouse.

SECTION 3
MEDICAL EXPENSE CONTRIBUTIONS
3.1	Medical Expense Contribution. For each Plan Year, a Participant shall pay an annual Medical Expense Contribution equal to the greater of either (i) or (ii) below:
(i)	20% of the Annual Cost Per Covered Group, or

(ii)	the applicable Defined Dollar Limit Amount determined under Section 3.3.
3.2	Annual Cost. The Annual Cost Per Participant and Annual Cost Per Covered Group shall be determined as set forth in this Section 3.2.
(a)	The Annual Cost Per Covered Group for a Plan Year (the “Determination Year”) shall be determined by adding together the Annual Cost Per Participant for each covered person in the group. Multiple Dependent children covered by a single Participant shall be considered one covered person for this purpose.

(b)	The Annual Cost Per Participant for a Determination Year will be based upon a projection of the Claims Costs for that year. The Annual Cost Per Participant will be determined separately for Medicare Eligible Participants and those Participants who are not Medicare Eligible Participants, both as determined using the process set forth below in this Section 3.2.

(c)	The benefits for Covered Medical Expenses and expenses for Covered Drugs (other than those paid for Dependent child(ren)) (jointly referred to as “Claims Costs”) for the group for up to three years preceding the year in which the projection is being made (“Experience Years”) will be established by the Plan actuary. Where, in the judgment of the Plan actuary, the experience of the group for which the Annual Cost Per Participant is being determined does not provide a credible basis for projecting Determination Year Claims Costs, the experience of Retired Employees of the Company and the Employers who participate in another medical benefits plan maintained by the Company may be included in the group.

(d)	The Claims Cost for each Experience Year will be projected to the Determination Year using trend and Plan adjustment factors that the Plan actuary determines are appropriate.

(e)	The average Claims Cost for each Experience Year will be determined by dividing the projected amount determined pursuant to the immediately preceding paragraph by the average number of Participants and Dependent Spouses in the Experience Year. The average Claims Cost for the Determination Year will be determined as the weighted average of these average Claims Costs for each Experience Year. The weighting will be at the judgment of the Plan actuary, but in no event will a year have a weighting of less than 20%.

(f)	The Annual Cost Per Participant for the Determination Year will be determined by augmenting the average Claims Cost for the Determination Year by the reasonably estimated expenses expected to be incurred in the administration of the Plan for the Determination Year. These expenses shall include, but are not limited to, the following items, whether performed internally or outsourced to others:
•	systems necessary to administer the Plan;

•	retiree service center costs;

•	adjudication and payment of claims;

•	pricing and other financial analysis necessary for the management of the Plan; and

•	expenses paid directly by Solutia associated with the VEBA trust established to partially fund this Plan.
(g)	The Annual Cost per Participant for a Dependent child or group of Dependent children shall be equal to 40% of the Annual Cost Per Participant of a Participant who is not a Medicare Eligible Participant.

(h)	The Annual Cost Per Participant for a Dependent Spouse shall equal the Annual Cost Per Participant.

(i)	The EBPC may modify this Section 3.2 with respect to Group VI to account for changes in standard actuarial practices.
3.3	Defined Dollar Limit Amount. The Defined Dollar Limit Amount shall be the difference between the Annual Cost Per Covered Group and the Defined Dollar Limit applicable to a Covered Group.

The Defined Dollar Limit applicable to a Covered Group with respect to a Retired Employee or Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse who is not Medicare Eligible shall be determined by the following table:

GROUPS IA, IB, IIA,
IIB, IIIA, IIIB, IV, V,
COVERED GROUP	and VI
Retiree Only	$6,600
Dependent Spouse or Surviving Spouse Only	$5,100
Retiree & Spouse (under 65)	$11,700
Retiree & Spouse (over 65)	$7,950
Retiree & Child(ren)	$9,000
Retiree, Spouse (under 65) & Child(ren)	$14,100
Retiree, Spouse (over 65) & Children	$10,350
The Defined Dollar Limit applicable to a Covered Group with respect to a Retired Employee or Surviving Spouse who is Medicare Eligible shall be determined by the following table:

			GROUPS
			IIA, IIB, IV,
COVERED GROUP	GROUPS IA and IIIA	GROUPS IB and IIIB	V, and VI
Retiree Only	$2,000	$1,800	$1,650
Surviving Spouse Only	$1,650	$1,475	$1,350
Retiree & Spouse (under 65)	$7,100	$6,900	$6,750
Retiree & Spouse (over 65)	$3,650	$3,275	$3,000
Retiree & Child(ren)	$4,400	$4,200	$4,050
Retiree, Spouse (under 65) & Child(ren)	$9,500	$9,300	$9,150
Retiree, Spouse (over 65) & Children	$6,050	$5,675	$5,400

For an Employee who is not covered by a collective bargaining agreement and who becomes a Retired Employee after December 31, 2002 or the Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse of such a Retired Employee, the applicable Defined Dollar Limit shall be the amount determined under the above charts multiplied by a fraction, the numerator of which is the Retired Employee’s complete years of Service (but no more than 25) and the denominator of which is 25.

3.4	Medical Expense Contributions Equal to Cost. Notwithstanding any other provision of the Plan to the contrary, a Retired Employee described in Sections 1.58(a)(v) and 1.58(b)(iv) or the Dependent Spouse (for Groups IIB, V and VI) or Surviving Spouse of such a Retired Employee shall pay an annual Medical Expense Contribution equal to the Annual Cost Per Participant for the Participant and any covered Dependents.

3.5	No Adjustments. The Medical Expense Contribution will not be adjusted for Medicare Eligible Participants who elect to participate in a Medicare Part D Plan (PDP) in lieu of the coverage offered under this Plan.

3.6	Payments. The Company shall require that the annual Medical Expense Contribution be paid in equal monthly installments and may permit such payments to be made through (a) a pension deduction, for those Participants who receive pension benefits from the Company, or (b) payments to the Company, for those Participants who do not receive pension benefits from the Company. The Participant may elect that any such non-pension payments be made by automatic debit of the Participant’s bank account.

3.7	Resolution Of Disputes Regarding Application of Methodology. If a Retiree Liaison Committee has been appointed and is in existence, the Plan Administrator shall give the Retiree Liaison Committee its final calculation of a Participant’s required Medical Expense Contribution under Section 3 of this Plan. If the Retiree Liaison Committee believes the calculation has not been made correctly, it may object to a calculation. The Plan Administrator and the Retiree Liaison Committee shall use their best efforts to negotiate in good faith to resolve any objection to the calculation.

Members of the Retiree Liaison Committee are not ERISA fiduciaries. The Retiree Liaison Committee shall have no obligation to any Participants or beneficiaries to challenge the Plan Administrator’s calculation of a Participant’s required Medical Expense Contribution under Section 3 of this Plan, and the right of a Participant to challenge, through the claims procedures of the Plan and, if applicable, litigation, the validity of any such calculation shall not be in any way impaired or diminished by any failure of the Retiree Liaison Committee to challenge such calculation. Any litigation by a Participant challenging such a calculation can be brought only in the United States District Court for the Eastern District of Missouri.

SECTION 4
SCHEDULE OF MEDICAL AND DRUG BENEFITS
4.1	Schedule of Benefits for Participants Who Are Not Medicare Eligible.
(a)	For Participants who are not Medicare Eligible Participants, Plan medical and drug benefits shall be determined under the Active Plan and the Medical Plan Choice elected by the Participant.

(b)	The Maximum Aggregate Benefit for a Participant or a covered Dependent who is not a Medicare Eligible Participant shall be the amount specified in the Active Plan, not to exceed $1,500,000, less benefits paid for Covered Medical Expenses and Covered Drug expenses under any plan maintained by Pharmacia Corporation, the Active Plan and any Prior Plan, but only to the extent such expenses were counted toward the maximum aggregate benefit under the terms of any such plan and in the administration of any such plan. Provisions under the Active Plan or a Prior Plan relating to reinstatement of the Maximum Aggregate Benefit shall also apply to such Participant or Dependent. With respect to any member of a Class covered by the Forsberg Settlement, the Maximum Aggregate Benefit for a Participant or a covered Dependent who is not a Medicare Eligible Participant shall be $1,500,000.

(c)	If coverage on account of a Participant or covered Dependent who is not a Medicare Eligible Participant ceases because covered expenses in excess of the Maximum Aggregate Benefit have been incurred under the Active Plan or a Prior Plan and such person later becomes a Medicare Eligible Participant, coverage shall be reinstated when the person becomes a Medicare Eligible Participant.
4.2	Schedule of Benefits for Medicare Eligible Participants.
(a)	For Medicare Eligible Participants, the following medical and drug Schedule of Benefits shall apply:

SCHEDULE OF BENEFITS

Individual Deductible Amount per Plan Year	50% of Medicare Part A Deductible
Covered Proportion (except where otherwise specifically stated in this Plan)	80%

Retail Prescription Drugs Co-Payment Amount (up to 30 day supply)	Participant pays 20% up to a $50 maximum per prescription or refill

Mail Order Prescription Drugs Co-Payment Amount (up to 90 day supply)	Participant pays 20% per prescription or refill

Individual Maximum Aggregate Benefit	$65,000
(b)	The Individual Maximum Aggregate Benefit shall apply only with respect to medical or drug expenses incurred after a Participant or covered Dependent becomes a Medicare Eligible Participant. Covered expenses incurred under a Prior Plan shall count, but only to the extent such expenses were counted toward a maximum aggregate benefit as a Medicare Eligible Participant under the terms of such Prior Plan and in the administration of such Prior Plan. Any expenses for mental health or substance abuse treatment incurred after January 1, 1995 and before January 1, 1998, under a Prior Plan shall not count.

(c)	The Company shall notify Medicare Eligible Participants when the medical and prescription drug expenses applied toward the Individual Maximum Aggregate Benefit exceed 60 percent and 85 percent of the total Individual Maximum Aggregate Benefit. Such notices shall include a summary of medical and prescription drug expenses applied toward the Individual Maximum Aggregate Benefit through December 31, 2001, and annual amounts applied thereafter.
4.3	Benefits for Mental Health or Substance Abuse.
(a)	If any services are rendered for psychiatric or psychological treatment, consultation because of a mental or nervous condition, or treatment of substance abuse for a Medicare Eligible Participant, benefits shall be determined under the following Schedule of Benefits below:

Covered Proportion for Office Visit	50% of first $80 per visit

Covered Proportion for Hospital Visit	50% of first $500 per day less a $250 per stay co-pay

Individual Annual Benefit (Inpatient)	30 days

Individual Maximum Annual Benefit (Outpatient)	20 office visits

Individual Maximum Lifetime Substance Abuse Treatments	2 courses of treatment (including treatments under the Active Plan or a Prior Plan)
(b)	A second course of substance abuse treatment is covered only if there are at least 30 treatment-free days between the first and second course of treatment. If this coverage is exhausted, further substance abuse coverage is limited to acute hospital care for detoxification and 30 additional outpatient visits. If the Participant or covered Dependent has not incurred Covered Medical Expenses for treatment of substance abuse as provided in this Section for a period of at least five years, full substance abuse coverage as described in this Section shall be reinstated.
4.4	Sterilization Reversal Benefits. For any medical expenses incurred in connection with any reversal of a sterilization procedure, not deemed to be Medically Necessary by the Administrative Services Provider, a Covered Proportion of 50% shall be used with respect to such expenses. Reversal of a sterilization procedure, not deemed to be Medically Necessary by the Administrative Services Provider, shall be limited to one per lifetime. For purposes of determining whether a Medicare Eligible Participant has reached the limit described in the preceding sentence, reversal of a sterilization procedure under a Prior Plan or a medical plan maintained by Pharmacia Corporation or the Active Plan not deemed to be “medically necessary,” and performed after December 31, 1995 shall count.
4.5	Maximum Aggregate Benefit. A Participant’s or covered Dependent’s coverage shall automatically cease when Covered Medical Expenses and expenses for Covered Drugs are incurred on account of the Participant or covered Dependent in an aggregate amount such that the Maximum Aggregate Benefit will be payable under the Plan.
4.6	Requirements of Minimum Hospital Stays Following Childbirth. Notwithstanding any provision of the Plan or Supplement hereto to the contrary, the following provisions shall apply:
(a)	The length of any hospital stay in connection with childbirth for the mother or newborn child with respect to which eligible expenses are covered under the Plan shall be at least 48 hours following a normal vaginal delivery, or at least 96 hours following a caesarean section; provided, however, that any such hospital stay may be of a shorter duration than the foregoing 48 or 96 hours in any case in which the decision to discharge the mother or newborn child prior to the expiration of the minimum length of stay otherwise required is made by an attending health care provider in consultation with the mother.

SECTION 5
MEDICAL AND DRUG BENEFITS
5.1	Benefit Provisions for Participants Who Are Not Medicare Eligible. If a Participant incurs on account of himself or herself, or on account of a Dependent while such Dependent is covered under the Plan, Covered Medical Expenses and/or Covered Drug expenses during any Plan Year, the Company shall pay benefits subject to the terms and limitations of the Active Plan and the Medical Plan Choice elected by the Participant. Notwithstanding the preceding, this Section shall not apply to any Participant or covered Dependent who is a Medicare Eligible Participant.

The amount of benefits paid by the Company shall be subject to the Maximum Aggregate Benefit applicable to a Participant who is not Medicare Eligible as specified in the Active Plan.

Notwithstanding any other provision of this Plan, effective January 1, 2007 for Retired Employees, Dependent Spouses and Surviving Spouses in Groups IIB, V, and VI, coverage hereunder for such individual shall cease upon the earlier of (a) the individual becoming a Medicare Eligible Participant, or (b) October 31, 2016. Thus, no such individual who becomes covered hereunder shall in any event be eligible for coverage after January 1, 2007 after attaining age 65 (or, if earlier, October 31, 2016). Dependent children’s coverage shall end the later of (a) the earlier of the date the Retired Employee attains age 65 or dies or (b) the earlier of the date the Dependent Spouse or Surviving Spouse attains age 65 or dies. In no event will coverage for Dependent children continue after October 31, 2016.

5.2	Benefit Provisions for Medicare Eligible Participants. If a Medicare Eligible Participant incurs on account of himself or herself Covered Medical Expenses during any one Plan Year which are in excess of the Deductible Amount for such Plan Year, the Company shall pay benefits subject to the terms and limitations of the Plan in an amount determined under the following formula:

CP x (CME- DA)
CP = Covered Proportion
CME = Covered Medical Expenses
DA = Deductible Amount
The Covered Proportion shall be the percentage specified in the Schedule of Benefits in Section 4.2 or other applicable provision of this Plan or any Supplement to this Plan. Notwithstanding the foregoing, the amount of benefits paid by the Company shall be subject to the Maximum Aggregate Benefit applicable to a Medicare Eligible Participant as specified in the Schedule of Benefits in Section 4.2.

SECTION 6
COVERED MEDICAL AND DRUG EXPENSES AND EXCLUSIONS
6.1	Covered Medical Expenses. “Covered Medical Expenses” with respect to a Participant or covered Dependent who is not a Medicare Eligible Participant shall be determined under the Active Plan. “Covered Medical Expenses” with respect to a Participant or covered Dependent who is a Medicare Eligible Participant shall mean Reasonable and Customary charges incurred for the types of Medically Necessary services specified below, other than those listed in Section 6.2, rendered to the Medicare Eligible Participant or covered Dependent, as the case may be, and which are performed or prescribed by a Physician.
•	Hospital room and board and other hospital services required for medical or surgical care or treatment excluding any charges for such services in excess of the inpatient hospital deductible amount, as promulgated in accordance with Medicare, in any Spell of Illness with respect to each person, except as provided below in this Section 6.1.

•	Hospital room and board, excluding (i) charges for the first 60 days of any Spell of Illness, except as provided in the preceding item, (ii) charges in excess of one-half of the inpatient hospital deductible amount, as promulgated in accordance with Medicare, per day during the 61st day through the 90th day of any Spell of Illness, and (iii) charges for room accommodations in excess of the hospital’s most common semi-private room rate per day.

•	Other hospital services required for medical or surgical care or treatment and received subsequent to the 90th day of any Spell of Illness and during the period for which benefits on account of room and board are payable under the Plan.

•	Cost of the first three pints of whole blood during any Spell of Illness.

•	Services of registered graduate nurses including services of a licensed practical nurse (L.P.N.) when the services of a registered nurse (R.N.) are not available and the Physician in charge of the case certifies that such services are Medically Necessary.
•	Services of psychiatrists in connection with treatment of mental illness, disorder or disease.

•	Hospice and home health care services described in Sections 8 and 9, and skilled nursing facility services of the type covered by Medicare.

•	Services for which benefits are provided under Part B of Medicare, excluding 80% of the charges for such services in excess of the deductible amount under Part B with respect to each person.
6.2	Exclusions. Except as may be provided in Section 6.1 above or any applicable Supplement to this Plan, expenses incurred by a Medicare Eligible Participant for any of the following shall in no event be considered Covered Medical Expenses:
•	Medical examinations or laboratory tests for checkup purposes where not incident and necessary to treatment of injury or illness.

•	Any services received by the Medicare Eligible Participant because of any injury arising out of or in the course of any employment for wage or profit or any sickness entitling him to benefits under any workers’ compensation or occupational disease law.

•	Any hospital, surgical, mental health, and medical services, and any related services and institutional confinement, to the extent that such services or confinement are available under any plan or program established pursuant to the laws or regulations of any government or under any plan or program in which any government participates other than as an employer. In the case of any person who is not enrolled for all coverage for which he or she has become eligible under any such plan or program, services, confinement and payments available will nevertheless include all benefits to which he or she would be entitled if he or she were enrolled for all such coverage. The term “plan or program” includes, in the case of Medicare, Parts A and B. The term “any government” includes the federal, state, provincial, or local government or any political subdivision thereof of the United States or any other country. For purposes of this Plan, a person residing outside of the United States shall be deemed to be eligible for Medicare, Parts A and B, if such person would be eligible for such coverage if he or she was residing in the United States. This provision is subject to any provision or regulation of such plan or program which requires that covered benefits be utilized before benefits are available thereunder.
•	Any services received as a result of injury or sickness due to any act of war, declared or undeclared, invasion or armed aggression, which act shall have occurred after the effective date of coverage.

•	Any services for which there is no cost to the Medicare Eligible Participant or which are provided by any medical, surgical, or hospital plan which the Company (or any company subsidiary to or affiliated with the Company) contributes to or otherwise sponsors.

•	Any service or supply which is experimental or investigational in terms of generally accepted medical standards. An experimental service or supply is one that has been applied primarily in a laboratory setting. An investigational service or supply is one that has been applied to human subjects because it has a theoretically rational basis or it has shown promise in preliminary study. In either case, no final conclusion has been reached concerning the efficiency and/or effectiveness of the service or supply, nor has a specific role in clinical evaluation, management or treatment been defined for the service or supply.

•	Any service or supply which is not Medically Necessary.
For the purposes of the coverage evidenced herein, an expense is incurred on the date the service or supply for which the charge is made was received or rendered.

6.3	Covered Drug Expenses. “Covered Drug Expenses” with respect to a Participant or covered Dependent who is not a Medicare Eligible Participant shall be determined under the Active Plan. “Covered Drug Expenses” means, with respect to a Medicare Eligible Participant, Contracted Amounts or Reasonable and Customary charges incurred for the types of Medically Necessary services specified below, other than those listed under Section 6.4, rendered to the Medicare Eligible Participant, as the case may be, and which are prescribed by a Physician.

If, as a result of a non-occupational illness or a non-occupational injury, any Covered Drug is furnished to a Medicare Eligible Participant subject to the terms, limitations and exclusions of this Section 6.3:
(a)	if the Covered Drug is furnished by a Participating Provider, the Plan will pay to the Participating Provider the cost of the Covered Drug as established by the agreement between the Participating Provider and the prescription drug Administrative Services Provider in excess of the Co-Payment Amount and the Participating Provider will not charge the Participant or covered Dependent any amount that exceeds the Co-Payment Amount subject to Subsection (c) of this Section 6.3.

(b)	if the Covered Drug is furnished by a Nonparticipating Provider, the Plan will pay to the Participant the amount by which the Participating Provider Contracted Amount of the Covered Drug exceeds the Co-Payment Amount, subject to Subsection (c) of this Section 6.3.

(c)	if the Medicare Eligible Participant obtains a Brand Name Drug when a Generic Drug is available, the Participant or covered Dependent will pay both the Co-Payment Amount applicable to the Generic Drug and the difference between the cost of the Brand Name Drug and the Generic Drug.
6.4	Exclusions. No benefits shall be payable under this Plan for the following:

(a)	the charge for any Covered Drug furnished to a Medicare Eligible Participant prior to the date such person becomes covered under the Plan.

(b)	any charge for contraceptive devices, therapeutic devices or appliances, support garments, drugs sold over the counter (regardless of whether or not furnished pursuant to a Prescription Order) and other non-medicinal substances (except diabetic testing agents) regardless of their intended use.

(c)	any charges for drugs other than Covered Drugs or for administration of a Covered Drug or injection of insulin, and any charges not directly related and necessary to the dispensing of a Covered Drug.

(d)	the charge for a quantity of a Covered Drug in excess of the amount normally prescribed by Physicians. In no event will payment be made at the retail Pharmacy level for greater than a 30-day supply of a Covered Drug or at the Mail Order Pharmacy level for greater than a 90-day supply of a Covered Drug.

(e)	any Covered Drug furnished pursuant to a Prescription Order filled in excess of the number specified by the Physician in such order, or any such refill dispensed after one year from the date of the Prescription Order.

(f)	any charge for a Covered Drug for treatment of a condition not within the scope of the Physician’s license.

(g)	any charge for drugs or medicine labeled: “Caution — limited by Federal Law to investigational use”, or experimental drugs.

(h)	any Covered Drug that is not Medically Necessary.

(i)	any Covered Drug received as a result of any illness or injury due to an act of war or a warlike action in time of peace.

(j)	the charge for any Covered Drug which is consumed at the time and place the Prescription Order is filled.

(k)	drugs covered by another plan that would have primary responsibility for coverage as determined under the Plan’s coordination of benefits rules, including any Medicare Part D Plan.
6.5	Mail Order Prescription Drug Program. Claims for covered Maintenance Drugs shall be paid only if the Prescription Order is filled through the Mail Order Prescription Drug Program by following the procedures established by the Plan Administrator. Notwithstanding anything to the contrary in this Section, the provisions of this Section 6.5 shall apply to any Prescription Order filled through the Mail Order Prescription Drug Program.

Up to a 90-day supply of the covered Maintenance Drug shall be eligible for coverage if filled within one year of the original date of the Prescription Order. Claims for the initial supply and one 30-day refill shall be eligible for coverage if filled by a retail pharmacy.

Notwithstanding anything to the contrary in this Plan, the Company may discontinue the Mail Order Prescription Drug Program at any time.

6.6	Coordination with Medicare Part D. This Plan is not a “secondary” Plan with respect to prescription drugs provided under a Medicare Part D Plan. A Participant or Dependent Spouse who elects to enroll in a Medicare Part D Plan will not be eligible for reimbursement of Covered Drug expenses under this Plan.

SECTION 7
PRE-ADMISSION CERTIFICATION AND CONCURRENT REVIEW
A Participant or covered Dependent who is not a Medicare Eligible Participant shall be subject to the Pre-Admission Certification and Concurrent Review Requirements (and other similar requirements) applicable to a Participant in the Active Plan who is covered under the same Medical Plan Choice. This paragraph shall not apply to a Medicare Eligible Participant.
Prior to any scheduled hospital admission (other than for mental health and substance abuse treatment) of any Medicare Eligible Participant or covered Dependent (in the case of an emergency admission, within one working day or as soon as practicable after hospital admission), the Administrative Services Provider must certify that the admission is Medically Necessary. Confinement beyond the period originally certified must also be reviewed in advance with the Administrative Services Provider to confirm that continued confinement is Medically Necessary.
All room and board and attending Physician charges resulting from days of hospital confinement which are not pre-certified as Medically Necessary by the applicable Administrative Services Provider: (a) for a hospital confinement that is not for mental health or substance abuse, Covered Medical Expenses shall only be covered at 50%, and (b) for a hospital confinement that is for the treatment of mental health or substance abuse, shall be excluded from Covered Medical Expenses under this Plan. In the event of a disagreement between the attending Physician and the Administrative Services provider, an appeal mechanism shall be provided by the Administrative Services Provider. If the disagreement remains unresolved, the Medicare Eligible Participant may request independent review, which shall be provided by a state Professional Review Organization or by a panel provided by the local medical society.

SECTION 8
HOSPICE CARE BENEFITS
8.1	Hospice Care Benefits. When prescribed by a Physician and approved by the Administrative Services Provider, and subject to the terms and conditions listed below, Covered Hospice Care Benefits on behalf of a Medicare Eligible Participant shall be Covered Medical Expenses under the Plan.

The Plan will pay Covered Hospice Care Benefits for services or supplies incurred:
(a)	on account of a Participant or covered Dependent who is enrolled in a recognized and approved Hospice Care Program; and

(b)	for counseling of covered Dependents;
provided, the services are approved by the attending Physician and are part of, as well as billed through, the approved Hospice Care Program.
8.2	Services Or Supplies Which Are Covered Hospice Care Benefits. The following types of Hospice services and supplies are Covered Hospice Care Benefits:
(a)	room and board in a Hospice Care Facility approved by the Administrative Services Provider, but not any charge per day over the Hospice’s most common semi-private room rate;

(b)	other Hospice services or supplies required for palliative care;

(c)	supplies including, but not limited to, medicines, medical supplies, drugs and rental (or purchase, if more cost effective) of durable equipment;

(d)	intermittent skilled nursing care provided by either a Registered Nurse or a Licensed Practical Nurse;

(e)	health care provided by a home health aide;

(f)	counseling for the patient after enrollment in the Hospice Care Program if the attending Physician determines such counseling is necessary, and counseling for the Participant and/or covered Dependents during the same period and up to a six-month period after the death of the patient, if the terminal illness is the direct cause of the need for counseling, which counseling must be provided by a Psychologist, a licensed psychiatrist or a member of a state-licensed social service organization;

(g)	homemaker services when the patient’s family is unable to attend to the needs of the patient, which homemaker services must be approved by the Hospice Care Program and by the Administrative Services Provider and shall not be for more than a total of seven days during the course of the Hospice Care Program;

(h)	physical, respiratory and speech therapy if approved by the attending Physician and the Hospice Care Program;

(i)	dietary and nutritional assistance when provided by a licensed nutritionist or dietician;

(j)	local ambulance or special transport services between the patient’s home and the Hospice Care Facility if Medically Necessary; and

(k)	all other services provided through the Hospice Care Program if the services are Medically Necessary.
8.3	Exclusions. Expenses for the following types of services or supplies are not Covered Hospice Care Benefits:
(a)	purchase of durable medical equipment if rental is less costly;

(b)	any volunteer services or supplies or counseling by clergy which would normally be provided free of charge;

(c)	private duty nursing;

(d)	services for legal or financial advice, preparation and execution of wills, estate planning and financial investment;

(e)	services of a person who ordinarily resides in the home of the terminally ill patient or a member of his or her family;

(f)	charges in excess of Reasonable and Customary charges;

(g)	any services not provided and billed through the Hospice Care Program unless approved in advance by the Administrative Services Provider and by the patient’s attending Physician.

SECTION 9
HOME HEALTH CARE BENEFITS
9.1	Home Health Care Benefits. When prescribed by a Physician and approved by the Administrative Services Provider, and subject to the terms and conditions specified below, Home Health Care Benefits for a Medicare Eligible Participant as an alternative to otherwise necessary in-patient confinement in a hospital or skilled nursing facility shall be Covered Medical Expenses under the Plan.

9.2	Expenses Which Are Covered Home Health Care Benefits. Covered Home Health Care Benefits shall include the following Reasonable and Customary charges for Medically Necessary services approved by the Administrative Services Provider:
(a)	intermittent nursing care by or under the supervision of a professional Registered Nurse (R.N.),

(b)	intermittent home health-aide services during the period skilled professional services are required,

(c)	physical therapy, occupational therapy and speech therapy provided by a Home Health Care Agency,

(d)	medical supplies, drugs and medications prescribed by a Physician, and laboratory services, to the extent such items would have been Covered Medical Expenses under Section 6.1 if the Medicare Eligible Participant had been confined in a hospital,

(e)	rental (or purchase if more cost effective) of durable medical equipment for therapeutic use, and

(f)	any other medical services, supplies or equipment included in the Home Health Care Plan which are prescribed by a Physician.
9.3	Exclusions. The following types of expenses are not Covered Home Health Care Benefits:

(a)	expenses for services or supplies not included in the Home Health Care Plan,

(b)	expenses for services of a person who ordinarily resides in the home of the Medicare Eligible Participant or is a member of the Participant’s family,

(c)	expenses for services and supplies that are not Medically Necessary,

(d)	expenses for services rendered in any period during which the Medicare Eligible Participant is not under the continuing care of a Physician,

(e)	expenses for Custodial Care services,

(f)	expenses for services and supplies not approved by the Administrative Services Provider, and

(g)	expenses for services or supplies incurred in excess of 90 Visits per calendar year.
A “Visit” is a personal contact in the home of the Participant or covered Dependent by a representative of the Home Health Care Agency for the purpose of providing skilled nursing services; skilled physical, occupational, or speech therapy; or home health-aide services while skilled services are required. Benefits for services beyond 90 Visits per calendar year shall be Covered Medical Expenses only if approved by the Administrative Services Provider.

SECTION 10
MEDICAL CASE MANAGEMENT PROGRAM
10.1	Definitions. For purposes of this Section, the following terms shall be defined as set forth below:
(a)	“Alternate Medical Treatment Benefits” means benefits for expenses that the Administrative Services Provider has approved before they are incurred, in connection with a Specific Plan of Alternate Medical Treatment, regardless of whether such expenses would otherwise be covered as Covered Medical Expenses under the other provisions of the Plan.

(b)	“Consultant” means a Physician and/or a Nurse who is designated by the Administrative Services Provider to coordinate the Medical Case Management Program.

(c)	“Covered Person” means a Participant or a covered Dependent.

(d)	“Medical Case Management Program” means the program provided by the Administrative Services Provider wherein a Consultant reviews the plan of medical treatment for a Covered Person who is not Medicare Eligible, whose medical condition is caused by a Severe Personal Injury or Sickness, in order to determine whether the Covered Person does or does not qualify for Alternate Medical Treatment Benefits.

(e)	“Nurse” means a registered nurse (R. N.).

(f)	“Proposed Plan of Alternate Medical Treatment” means a treatment plan developed by a Consultant for a Covered Person for the Administrative Services Provider’s review to determine if it can be approved as the Specific Plan of Alternate Medical Treatment.

(g)	“Severe Personal Injury or Sickness” means a catastrophic injury or sickness for which inpatient hospitalization or a large amount of Covered Medical Expenses are expected to continue over a long period of time. The injuries or sicknesses include, but are not limited to, the types listed below:
☐	Acquired Immune Deficiency Syndrome (AIDS)

☐	Amputations

☐	Amyotrophic Lateral Sclerosis (ALS)

☐	Anorexia Nervosa

☐	Bulimia

☐	Cerebral Vascular Accident

☐	Chronic Obstructive Lung Disease

☐	Chronic Obstructive Pulmonary Disease (COPD)

☐	Crohn’s Disease

☐	High Risk Newborn

☐	Major Head Trauma

☐	Multiple Fractures

☐	Multiple Sclerosis

☐	Neonatal High Risk Infants

☐	Neonatal, Medical or Post Surgical Complications

☐	Organ Transplants

☐	Osteomyelitis

☐	Selected Blood Dyscrasias

☐	Selected Psychiatric Conditions

☐	Selected Osteoarthritis

☐	Severe Burns

☐	Severe Rheumatoid Arthritis

☐	Severe Stroke

☐	Spinal Cord Injury
(h)	“Specific Plan of Alternate Medical Treatment” means a Proposed Plan of Alternate Medical Treatment approved by the Administrative Services Provider as the treatment plan it will suggest for a Covered Person who has a Severe Personal Injury or Sickness.

10.2	Medical Case Management Program.
(a)	Identification and Notice. A Consultant must be notified in order for a Covered Person who is not Medicare Eligible and who has a Severe Personal Injury or Sickness to be considered for Alternate Medical Treatment Benefits under the Medical Case Management Program. The notice may be given either:
(i)	directly by telephone or written notice from the Company, Participant or Covered Person’s Physician to the Administrative Services Provider; or

(ii)	indirectly by the Administrative Service Provider’s utilization review of the Covered Person’s medical claim forms.
(b)	Evaluation. When notified, the Consultant will confer with the Covered Person’s Physician in order to evaluate the Covered Person’s current and projected plan of medical treatment and discuss whether the Covered Person is a candidate for the Medical Case Management Program.

(c)	Development. The Consultant will develop for the Covered Person a Proposed Plan of Alternate Medical Treatment which meets the guidelines of the program.

(d)	Review and Approval. The Administrative Services Provider will review the Proposed Plan of Alternate Medical Treatment for the Covered Person. Such proposed plan will be approved as the Specific Plan of Alternate Medical Treatment, if the Administrative Services Provider determines that:
(i)	in its estimation, the Proposed Plan of Alternate Medical Treatment would be more cost effective than the current and/or projected plan of medical treatment for that Covered Person; and

(ii)	the Proposed Plan of Alternate Medical Treatment would be in the best interest of the Covered Person.
(e)	Acceptance or Denial. The Specific Plan of Alternate Medical Treatment is voluntary. The Covered Person and his or her attending Physician may either agree to, or decline, the Specific Plan of Alternate Medical Treatment. If the Specific Plan of Alternate Medical Treatment is agreed to, the Covered Person will be eligible to receive Alternate Medical Treatment Benefits in addition to the benefits under the other provisions of the Plan.
If the Specific Plan of Alternate Medical Treatment is declined, expenses for the Covered Person will be considered for payment in accordance with the other provisions of the Plan and the Covered Person will not be eligible to receive Alternate Medical Treatment Benefits.
(f)	Review of Specific Plan of Alternate Medical Treatment. While a Specific Plan of Alternate Medical Treatment is in progress, the Consultant will continue to review such plan and the Covered Person’s progress. If in the Administrative Services Provider’s judgment it is deemed appropriate, the Consultant, with the consent of the attending Physician and Covered Person, will modify such plan.

The Administrative Services Provider has the right to terminate the Covered Person’s participation in the Medical Case Management Program upon notice to the Covered Person and the attending Physician in certain circumstances, including, but not limited to:
(i)	The Administrative Services Provider determines that the Specific Plan of Alternate Medical Treatment will not satisfy one or more of the criteria set forth in Sections 10.2(d) or 10.3;

(ii)	The Administrative Services Provider determines, in its discretion, that there is lack of Covered Person or family cooperation in implementing the Specific Plan of Alternate Medical Treatment; or

(iii)	The Covered Person’s medical condition is stabilized with maximum return to independent living.
(g)	Voluntary Withdrawal. A Covered Person may voluntarily withdraw from the Medical Case Management Program at any time by notifying the Administrative

Services Provider. No Alternate Medical Treatment Benefits shall be paid under this Section for expenses incurred after the date of withdrawal.
10.3	Payment of Alternate Medical Treatment Benefits. The Company will pay Alternate Medical Treatment Benefits for expenses incurred by a Covered Person as set forth in Section 10.6 below, only if:
(a)	The Administrative Services Provider determines that:
(i)	the expenses will be incurred for a medical condition;

(ii)	instead of the expenses for Alternate Medical Treatment Benefits, the Covered Person would incur other expenses which are covered by the other provisions of the Plan for the medical condition involved; and

(iii)	it is estimated by the Administrative Services Provider that total anticipated expenses for Alternate Medical Treatment Benefits would be less than the total anticipated expenses covered by the other provisions of the Plan.
10.4	Amount of Alternate Medical Treatment Benefits . The Administrative Services Provider will pay up to 100% of the amount of the actual charges incurred for the services and supplies set forth in Section 10.6 received by a Covered Person; provided such charges are approved by the Administrative Services Provider before they are incurred by a Covered Person.

10.5	Maximum Benefit. The maximum benefit payable for expenses incurred for Alternate Medical Treatment Benefits and the expenses incurred under the other provisions of the Plan or any Prior Plan combined shall not, in the aggregate, exceed the Covered Person’s Maximum Aggregate Benefit set forth in the applicable Schedule of Benefits in Section 4.

10.6	Covered Alternate Medical Treatment Expenses. The following services and supplies may, in the sole discretion of the Administrative Services Provider, be considered as covered Alternate Medical Treatment Expenses:
(a)	Medical services or supplies, such as:
(i)	Home health care services, including but not limited to, total parenteral nutrition (TPN), antibiotic administration, cardiac rehabilitation, respiratory therapy, drugs and durable medical equipment;

(ii)	Extended care facility services; and

(iii)	Rehabilitation services.
(b)	Non-medical services or supplies, which may:
(i)	improve a Covered Person’s medical condition;

(ii)	aid in rehabilitating the Covered Person; or

(iii)	facilitate independent living.

SECTION 11
CLAIMS
11.1	Filing and Payment of Medical Claims. Except as provided in any applicable Supplement to this Plan, any benefits referred to herein shall be paid to the Participant as they accrue upon receipt of written proof acceptable to the Plan Administrator that the medical or drug expenses for which claim is made were actually incurred on the dates specified and that the services were found to be Medically Necessary and recommended and approved by a Physician or surgeon. Notwithstanding the preceding, the Participant may assign the benefits payable hereunder to the Physician or other provider of medical services, in which case benefits will be paid directly to the Physician or other provider of medical services. As a condition of claim payment, the Participant or covered Dependent (or parent if the covered Dependent is a minor child) shall authorize the Administrative Services Provider to audit records to assure that charges are proper. A report of audit results shall be furnished to the Participant upon request. If a hospital bill audit conducted by the Administrative Services Provider results in a request for a corrected bill or refund, a copy of such corrected bill shall be provided to the Participant upon his request.

A Medicare Eligible Participant or a Participant or covered Dependent who becomes eligible after retirement but before age 65 for benefits under Medicare solely as a result of disability must submit a claim to Medicare first and must submit the Medicare Explanation of Benefits with any claim filed under this Plan.

Notwithstanding the foregoing, no benefit shall be payable hereunder for which a claim is filed more than two years from the date the medical or drug expenses for which claim is made were actually incurred.

11.2	Payment of Prescription Drug Claims. If Covered Drugs are furnished by a Participating Provider pursuant to an agreement between the Participating Provider and the prescription drug Administrative Services Provider, the Contracted Amount of such Covered Drugs over the Co-payment Amount shall be paid directly to the Participating Provider.

If Covered Drugs are furnished by a Nonparticipating Provider, the Plan will pay to the Participant the amount by which the Participating Provider Contracted Amount of the Covered Drug exceeds the Co-Payment Amount.

11.3	Overpayment or Other Reimbursement. If benefits are paid under the Plan and it is later established that the person to whom the benefits were paid was not entitled to the benefits or that the person was otherwise reimbursed for such benefits, the Company shall be entitled to a refund from such person in the amount of such benefits. Further, the Company shall be subrogated to the extent of benefits paid to any claim or right of recovery of the Participant or person to whom benefits were paid arising out of or relating to expenses for which benefits were paid, including without limitation, a claim arising because of the application of Section 15.5.

11.4	Additional Procedures. Either the Administrative Services Provider or the Plan Administrator may in its discretion institute other reasonable procedures for making claims under the Plan.

11.5	Claims and Review Procedures.
(a)	Claims Procedure. Any claim for specific benefits under the Plan shall be made in accordance with this Plan and any applicable insurance policy or health maintenance organization (“HMO”) agreement directly to the Administrative Services Provider, insurer or HMO, as applicable, providing coverage or services under the Plan in accordance with the applicable insurance policy or service contract between the Company and such Administrative Services Provider, insurer or HMO. The person or entity designated in such documents or otherwise appointed by the EBPC (but not the EBPC) to receive and process claims shall herein be referred to as a “Claims Administrator.”

(b)	Authorized Representative. Nothing in this Section 11.5 shall preclude an authorized representative of a claimant from acting on behalf of such claimant in pursuing a benefit claim or appeal of an adverse benefit determination under the

Plan. The Claims Administrator shall establish reasonable procedures for determining whether an individual has been authorized to act on behalf of such claimant, provided that, in the case of a claim involving urgent care, a health care professional with knowledge of the claimant’s medical condition shall be permitted to act as the authorized representative of the claimant.
(c)	Review of Claim. The Claims Administrator shall review all claims for benefits under the Plan and make claim determinations in accordance with the terms of the Plan and shall apply such Plan provisions consistently with respect to similarly situated claimants.

(d)	Notification of Benefit Determinations. For purposes of these procedures, a claimant will be deemed to receive a written notice: (i) the date the notice is delivered in person, (ii) the date delivery is confirmed by the United States Postal Service or other commercial delivery service, (iii) or 3 days after the date the notice is mailed to the claimant’s last known address on file with the Plan, unless it can be shown to the Plan Administrator’s satisfaction that the notice was in fact received at a later time. The Claims Administrator or its designated agent shall provide notice to the claimant in the manner and at the times as described below.
(i)	Initial Claim.
(A)	Categories of Claims. All claims will be classified into one of the following three categories.
(I)	Pre-Service Claims. “Pre-Service Claims” are claims for benefits the receipt of which are conditioned on obtaining approval prior to obtaining medical care.

(II)	Urgent Care Claims. “Urgent Care Claims” are Pre-Service Claims where any delay in treatment could endanger the claimant’s health or life or the ability of the claimant to regain maximum function, or in the opinion of a physician with knowledge of the claimant’s medical condition, subject him to severe pain that cannot be adequately managed without the care or treatment that is the subject of the claim. The determination of whether a claim is an “Urgent Care Claim” shall be made by the Claims Administrator or its designated agent applying the judgment of a prudent layperson who possesses an average knowledge of health and medicine.
(III)	Post-Service Claims. “Post-Service Claims” are all claims for benefits that are not Pre-Service Claims or Urgent Care Claims.

(IV)	Disability Claims. “Disability Claims” are all claims for benefits based on a determination of Disability with respect to a Participant.
(B)	Notice of Improperly Filed Pre-Service and Urgent Care Claims. If the claimant fails to file a Pre-Service Claim or an Urgent Care Claim properly, he will be notified within 5 days for Pre-Service Claims, or within 24 hours for Urgent Care Claims, that his claim was not filed properly. This notification may be given orally, unless the claimant asks for it in writing. This notice will not be sent unless, at a minimum, (i) the claim is received by a person or organizational unit that is customarily responsible for handling benefit matters, and (ii) the claim contains the claimant’s name, a specific medical condition or symptom, and a specific treatment, service, or product for which approval is requested.

(C)	Notice of Incomplete Claims.
(I)	Urgent Care Claims. If a claimant properly files an Urgent Care Claim, but the Plan Administrator needs more information to process the claim, the claimant will be notified within 24 hours of receipt of his claim of the additional information that is needed. The claimant will then have at least 48 hours to provide the additional information. The claimant will be notified of the decision on his Urgent Care Claim within 48 hours after he submits the additional information. If the claimant does not submit the additional required information, he will be notified of the decision on his claim within 48 hours after the end of the deadline to provide such information.
(II)	Pre-Service and Post-Service Claims. For Pre-Service Claims and Post-Service Claims, the claimant may be notified in writing that there is not enough information to process his claim. This notice, if given, will be provided within 15 days for Pre-Service Claims or within 30 days for Post-Service Claims after the claim is received. If this notice is sent, it will specifically describe the missing information, and the claimant will be given at least 45 days within which to provide such information.
(D)	Time for Initial Decision. A determination on a claim will be made and the claimant will be notified of that decision within the following time periods after the claim is received: (i) 72 hours for Urgent Care Claims; (ii) 15 days for Pre-Service Claims; and (iii) 30 days for Post-Service Claims and (iv) 45 days for Disability Claims. If, due to matters beyond the control of the Plan, additional time is needed to process a Pre-Service Claim or a Post-Service Claim, the claimant will be notified in writing of up to a 15-day extension for a Pre-Service Claim or up to a 30-day extension for a Post-Service Claim or Disability Claim within the time period for making the initial benefits decision. The notice will explain the circumstances requiring the extension and the date by which the Plan Administrator, or its designee expects to make a decision on the claim, which shall be no later than 30 days after a Pre-Service Claim is received, or 45 days after a Post-Service Claim is received or 75 days after a Disability Claim is received. If the extension is necessary due to missing or incomplete information needed to process the claim, the extension notice shall describe this information and the claimant will be afforded at least 45 days to provide such information. During this time, the time periods for making a claims determination described above will be suspended until the earlier of the date the claimant provides the necessary information or the expiration of the time period in which he has to provide it.
(E)	Notice of Initial Decision. If a claim is denied in whole or in part, the claimant will be notified in writing of the specific reasons for the decision. For Urgent Care Claims, the initial denial notice may be given orally. If so, it shall be followed up in writing within 3 days.

The denial notice will also include the following information: (i) references to the specific Plan provisions(s) upon which the decision was based; (ii) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; (iii) a description of the Plan’s review procedures and the applicable time limits; and (iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefits determination on appeal. If an internal rule, guideline, protocol or other similar criterion was relied upon in making the determination, the notice will include a statement that a description of such rule will be provided free of charge upon request. If the denial was based on medical necessity, experimental treatment or similar exclusion, the notice will include a statement that an explanation of the scientific or clinical judgment that formed the basis for the decision, applying the terms of the Plan to the claimant’s medical condition will be provided free of charge upon request.
(ii)	Special Rules for Concurrent Claims. If a pre-approved hospital stay or course of treatment to be provided over a period of time or number of treatments is limited or reduced, the affected individual will be given advance written notice of this decision (which shall contain the information described in Section 11.5(d)(i)(E) above) in sufficient time to permit the individual to appeal the decision and obtain a decision before the date on which the care or treatment is no longer approved.

If the claim to extend the course of treatments beyond the period of time or number of treatments is an Urgent Care Claim, a decision on the claim will be made as soon as possible, but no later than 24 hours after receipt of the claim, provided that the claim is received at least 24 hours prior to the expiration of the prescribed period of time or number of treatments. If the claim is not received at least 24 hours prior to the expiration of the prescribed period of time or number of treatments, the claim will be handled as an initial claim for benefits in accordance with the procedures described in Section 11.5(d)(i) above. If the claim is denied, the claimant may be notified orally or in writing. An oral notice will be followed up in writing within 3 days after the oral notice is given.

(iii)	Appealing an Adverse Decision
(A)	Time Limits to Appeal. If a claim is denied in whole or in part, the claimant or his authorized representative has up to 180 days after the claimant receives notice of the decision to request that the decision be reviewed. Appeals must be submitted in writing or, in the case of an Urgent Care Claim, may be orally given to the Plan Administrator or its designated agent for such appeals which shall not be the Claims Administrator.
(B)	Rights on Appeal. In connection with an appeal, the claimant or his authorized representative may submit written comments, documents, records, and other information with respect to his claim, regardless of whether or not such information was considered in connection with the initial benefits determination. Upon request and free of charge, the claimant will be provided reasonable access to and copies of all documents, records and other information relevant to his claim for benefits. A document, record or other information shall be considered relevant to the claim if it (i) was relied on in making the benefit determination, (ii) was submitted, considered or generated in the course of making the benefit determination without regard to whether it was relied on in making the benefit determination, (iii) demonstrates compliance with the claims procedures of this Section 11.5 or (iv) constitutes a statement of policy or guidance with respect to the Plan concerning claimant’s diagnosis without regard to whether it was relied on in making the benefit determination. If a medical expert was consulted in connection with the initial benefits determination, the claimant will be given the identity of such individual upon request. In addition, for Urgent Care Claim appeals, all necessary information, including the notice of the final benefits determination, may be transmitted by telephone, facsimile, or other available similarly expeditious methods.

The Plan Administrator will fully and fairly review each appeal, taking into account any additional information submitted in connection with the appeal. Deference will not be afforded to any prior benefits determination. If the appeal is based in whole or part on medical judgment, a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment, and who is not the same individual (or his or her subordinate) who was consulted in connection with the initial benefits determination, will be consulted with.
(C)	Time for Decision on Appeal. The claimant will be notified of the decision on appeal within the following time periods after receipt of the appeal: (1) 72 hours for Urgent Care Claim appeals, (2) 30 days for Pre-Service Claim appeals, and (3) 45 days for Disability Claim appeals and (4) 60 days for Post-Service Claim appeals.

(D)	Notice of Decision on Appeal. If an appeal is denied in whole or in part, the claimant will be notified in writing of the specific reasons for the decision. The denial notice will also include the following information: (i) references to the specific Plan provision(s) upon which the decision was based; (ii) a statement that, upon request and free of charge, the claimant will be provided reasonable access to and copies of all documents, records and other information relevant to his claim for benefits; and (iii) a statement of the claimant right to bring a civil action under section 502(a) of ERISA. If an internal rule, guideline, protocol or other similar criterion was relied upon in making the determination, the notice will include a statement that a description of such rule will be provided free of charge upon request. If the denial was based on medical necessity, experimental treatment or similar exclusion, the notice will include a statement that an explanation of the scientific or clinical judgment that formed the basis for the decision, applying the terms of the Plan to the claimant’s medical condition will be provided to the claimant free of charge upon request.

SECTION 12
PROVISIONS APPLICABLE AT THE DEATH OF A RETIRED EMPLOYEE
The coverage provided under the Plan to a covered Dependent Spouse is further continued on and after the death of the Retired Employee subject to all the conditions and limitations of the Plan. Such covered Dependent Spouse shall become a Surviving Spouse eligible to make elections for coverage as provided in Section 2. The coverage provided under the Plan to any Dependent who is not a Spouse of a Retired Employee in Groups IA, IB, IIA, IIIA, IIIB, and IV shall automatically cease on the date of the Retired Employee’s death, except to the extent such Dependent is eligible for continuation coverage under COBRA as described in Section 14. For the Dependent children of each Retired Employee in Groups IIB, V and VI, coverage will cease hereunder at the earlier of (a) the Dependent child ceasing to meet the criteria for Dependent, (b) the later of the cessation of coverage of the Retired Employee or the Dependent Spouse or Surviving Spouse due to death or attaining age 65, or (c) October 31, 2016.

SECTION 13
CESSATION OF MEDICAL AND DRUG COVERAGE
13.1	Termination of Medical and Drug Coverage. Notwithstanding any other provision of the Plan, and subject to Sections 13.2 through 13.6 below, beginning January 1, 2007 with respect to Groups IIB, V, and VI, coverage for medical and drug benefits of a Retired Employee, Surviving Spouse and Dependent Spouse shall end no later than the earlier of (i) when such Retired Employee or Spouse becomes a Medicare Eligible Participant and (ii) October 31, 2016. With respect to Dependent children of such Retired Employee or Surviving Spouse, coverage will end the earliest of the date (a) the Dependent child ceases to meet the criteria for Dependent, (b) the later of the cessation of coverage of the Retired Employee or the Dependent Spouse or Surviving Spouse due to death or attaining age 65, or (c) October 31, 2016, subject to the requirements of COBRA. Notwithstanding any other provision of the Plan to the contrary, no benefits will be paid under the Plan with respect to any claim incurred after the applicable date described in the preceding sentences.

13.2	Loss of Dependent Status. All coverage for any covered Dependent shall automatically cease on (a) in the case of divorce, the date immediately preceding the date such person ceases to be a Dependent Spouse of such Participant or (b) in any other situation where a Dependent child ceases to be a Dependent, the last day of the month in which such child ceases to be a Dependent.

13.3	Failure to Make Required Payments. Coverage for a Participant and any covered Dependents of the Participant shall cease if the Participant fails to make Medical Expense Contributions as required by this Plan. If the Company terminates coverage under this provision, it shall give at least 30 days prior notice of the termination and shall permit the Participant to avoid termination by paying any required Medical Expense Contributions within 30 days of the date of the notice. The failure of the Company to terminate a Participant’s or Dependent’s coverage under this provision shall not constitute a waiver of its right to terminate coverage under this provision in the future with respect to that Participant or Dependent or any other Participant or Dependent.

13.4	Maximum Aggregate Benefit. Coverage on account of a Participant or covered Dependent shall automatically cease when Covered Medical Expenses and Covered Drug Expenses are incurred on account of the Participant or covered Dependent in an aggregate amount in excess of the Maximum Aggregate Benefit.

13.5	Cancellation of Medical and Drug Coverage. If a Retired Employee or Surviving Spouse cancels medical and drug coverage on behalf of himself and/or his covered Dependents, such Participant and/or Dependents shall not be eligible to rejoin the Plan’s medical and drug benefits at a later time.

13.6	Medical and Drug Benefits After Cessation of Coverage. If coverage ceases for a Participant or covered Dependent, and the Participant or covered Dependent is then under the care of a Physician or surgeon for treatment of an injury or a sickness, the Administrative Services Provider shall continue to pay benefits for such injury or sickness as if the Participant’s or covered Dependent’s coverage continued in force; provided that:
(a)	no benefits shall be payable on account of any Covered Medical Expenses incurred after the date three months following the first to occur of: (i) the date of cessation of coverage or (ii) the date of recovery from the injury or sickness for which the Participant or covered Dependent was being treated when coverage ceased unless the Participant or covered Dependent is totally disabled continuously from the date of such cessation during the period such expenses are incurred, and

(b)	if the Participant or covered Dependent is totally disabled continuously from the date coverage ceased, benefits will continue to be provided during such disability under the same conditions as if the coverage continued in force, but in no case shall any benefits be payable on account of any Covered Medical Expenses incurred more than two years after the date coverage ceased.

Notwithstanding the preceding, coverage shall automatically cease for an individual when the aggregate Covered Medical Expenses and Covered Drug Expenses incurred on account of the Participant or covered Dependent equal the Maximum Aggregate Benefit.

SECTION 14
COBRA CONTINUATION COVERAGE
Each covered Dependent or Surviving Spouse who would cease to be covered under the Plan because of a qualifying event as defined in Code Section 4980B(f)(3) (or any successor to such Section) and who is a qualified beneficiary within the meaning of Code Section 4980B(g)(1) (or any successor to such Section) and the regulations thereunder will be permitted to make an election to continue such coverage but only to the extent required by, and in accordance with Code Section 4980B (or any successor to such Section). If a covered Dependent makes such election, coverage shall continue until the earliest of the events to occur under Code Section 4980B(f)(2)(B) and the regulations thereunder. Notwithstanding any other provision of this Plan, coverage hereunder shall constitute “alternative coverage” to the maximum extent permitted pursuant to Treasury Regulation Section 54.4980B-7.

SECTION 15
COORDINATION OF BENEFITS
15.1	Definitions. For purposes of this Section, the following definitions apply:
(a)	Plan. “Plan” means any plan (other than this Plan) providing benefits or services for or by reason of medical or dental or prescription drug care or treatment, which benefits or services are provided by (i) any group insurance plan, group-type coverage, or any other plan covering individuals or members as a group, whether insured or uninsured; (ii) any group hospital service prepayment plan, group medical service prepayment plan, group practice, individual practice, group or individual automobile no-fault insurance, medical benefits written on group or group-type automobile fault insurance, other group prepayment coverage, or health maintenance organization; (iii) any coverage under governmental programs, or any coverage required or provided by law. This does not include a state plan under Medicaid (Title XIX, Grants to States for Medical Assistance Programs, of the United States Social Security Act, as amended from time to time). Each contract or other arrangement for coverage under (i) or (ii) is a separate plan. Also, if an arrangement has two parts and Coordination of Benefits rules apply only to one of the two, each of the parts is a separate plan.

(b)	Primary Plan/Secondary Plan. The order of benefit determination rules in Section 15.3 determine whether this Plan is a Primary Plan or Secondary Plan as to another plan covering a Participant or Dependent.
(i)	“Primary Plan” means a plan the benefits of which are determined before those of the other plan and without considering the other plan’s benefits.

(ii)	“Secondary Plan” means a plan the benefits of which are determined after those of the other plan and may be reduced because of the other plan’s benefits. When there are more than two plans covering the Participant or Dependent covered under this Plan, this Plan may be a Primary Plan as to one or more other plans, and may be a Secondary Plan as to a different plan or plans.

(c)	Allowable Expense. “Allowable Expense” means any necessary, reasonable and customary charge or Covered Medical Expense or Covered Drug Expense which the Participant or Dependent is legally required to pay for an item of necessary medical or dental or prescription drug expense at least a portion of which is covered under at least one of the plans covering the person for whom claim is made. If benefits are provided in the form of services rather than cash payments, the reasonable cash value of each service rendered shall be considered both an allowable expense and a benefit paid. In no event, however, will “Allowable Expense” include expenses for services received because of any injury arising out of or in the course of any employment for wage or profit or any sickness entitling the person for whom claim is made to benefits under any workers’ compensation or occupational disease law. The difference between the cost of a private hospital room and the cost of a semi-private hospital room is not considered an allowable expense under the above definition unless the patient’s stay in a private hospital room is medically necessary either in terms of generally accepted medical practice, or as specifically defined in the Plan. When benefits are reduced under a Primary Plan because a covered person does not comply with the plan provisions, the amount of such reduction will not be considered an allowable expense. Examples of such provisions are those related to second surgical opinions, pre-certification of admissions or services.

(d)	Claim Determination Period. “Claim determination period” means a period beginning with any January 1 and ending with the next following December 31. In no event will a claim determination period for any person include any part of a year during which such person is not covered under this Plan.
15.2	Coordination of Benefits. This Section applies when, in accordance with 15.3, this Plan is a Secondary Plan as to one or more other plans. This Plan is not a Secondary Plan to Medicare Part D.
(a)	As to any claim determination period with respect to which this Section is applicable, the benefits that would be payable under this Plan in the absence of this provision for the Allowable Expenses incurred as to a Participant or covered

Dependent during such claim determination period shall be reduced to the extent necessary so that the sum of such reduced benefits and all the benefits payable for such Allowable Expenses under all other plans, except as provided in subparagraph (b) below, shall not exceed the total of such Allowable Expenses. Allowable Expenses under another plan include the benefits that would have been payable had a claim been duly made therefore. Any person claiming benefits under the Plan shall furnish the Administrative Services Provider with such information as may be necessary for purposes of this provision.

(b)	When there is a basis for a claim under this Plan and another plan, this Plan is a Secondary Plan which has its benefits determined after those of the other plan, unless the other plan contains a provision coordinating its benefits with those of this Plan, and both the rules of that plan and the rules set forth in Section 15.3 would require this Plan to determine its benefits before such other plan. In that case, the benefits of such other plan will be ignored for the purposes of determining the benefits under this Plan.

(c)	When the benefits of this Plan are reduced as described above, each benefit is reduced in proportion. It is then charged against any applicable benefit limit of this Plan.
15.3	Order of Benefit Determination. For the purposes of this Section 15, the rules establishing the order of benefit determination are:
(a)	Non-Dependent/Dependent. The benefits of a plan which covers the person on whose expense a claim is based other than as a dependent shall be determined before the benefits of a plan which covers such person as a dependent; except that:
(i)	if the person is also a Medicare beneficiary, and

(ii)	if the rule established by the Social Security Act of 1965 as amended makes Medicare secondary to the plan covering the person as a dependent of an active employee, then

(iii)	the order of benefit determination shall be:
(A)	Benefits of the plan of an active worker covering the person as a dependent;

(B)	Medicare;

(C)	Benefits of plan covering the person other than as a dependent.
(b)	Dependent Child/Parents not Separated or Divorced. Except as stated in Section 15.3(c) below, when this Plan and another plan cover the same child as a dependent of different persons, called “parents”:
(i)	The benefits of the plan of the parent whose birthday falls earlier in a year are determined before those of the plan of the parent whose birthday falls later in that year; but

(ii)	If both parents have the same birthday, the benefits of the plan which covered one parent longer are determined before those of the plan which covered the other parent for a shorter period of time.

(iii)	However, if the other plan does not have the rule described in (i) immediately above, but instead has a rule based upon the gender of the parent, and if, as a result, the plans do not agree on the order of benefit determination, the rule in the other plan will determine the order of benefit determination.
(c)	Dependent Child/Separated or Divorced. If two or more plans cover a person as a dependent child of divorced or separated parents, benefits for the child are determined in this order:
(i)	First, the plan of the parent with custody of the child;

(ii)	Then, the plan of the spouse of the parent with custody of the child; and

(iii)	Finally, the plan of the parent not having custody of the child.

(iv)	However, if the specific terms of a court decree state that one of the parents is responsible for the health care expense of the child, and the entity obligated to pay or provide the benefits of the plan of that parent has actual knowledge of those terms, the benefits of that plan are determined first. The plan of the other parent shall be the Secondary Plan. This paragraph does not apply with respect to any Claim Determination Period or Plan Year during which any benefits are actually paid or provided before the entity has actual knowledge of the court decree.

(v)	Joint Custody. If the specific terms of a court decree state that the parents shall share joint custody, without stating that one of the parents is responsible for the health care expenses of the child, the plans covering the child shall follow the order of benefit determination rules outlined in Section 15.3(b).
(d)	Active/Inactive Employee. The benefits of a plan which covers a person as an employee or as a dependent of an employee who is neither laid off nor retired are determined before those of a plan which covers that person as a laid off or retired employee or as a dependent of a laid off or retired employee, unless the other plan does not have this rule and as a result the plans do not agree on the order of benefits, in which case this rule is ignored.

(e)	Length of Coverage. When paragraphs (a), (b), (c) and (d) of this Section do not establish an order of benefit determination, the benefits of a plan which has covered the person on whose expenses claim is based for the longer period of time shall be determined before the benefits of a plan which has covered such person the shorter period of time.

(f)	Medicare. Notwithstanding anything to the contrary, Medicare benefits shall be determined before those of this Plan to the extent permitted by law for (i) Medicare Eligible Participants and (ii) Participants or covered Dependents who become eligible after Retirement but before age 65 for benefits under Medicare solely as a result of disability.

If a Participant or covered Dependent has enrolled in a Medicare Part D Plan, this Plan will not provide benefits as either a Primary Plan or a Secondary Plan with respect to prescription drug benefits.
15.4	Right to Receive and Release Necessary Information. For the purpose of this provision the Administrative Services Provider may, without the consent of or notice to any person, release or obtain information regarding coverage, expenses, and benefits which the Administrative Services Provider considers necessary, subject to the requirements of HIPAA. Each person claiming benefits under this Plan must provide to the Administrative Services Provider any facts it needs to pay the claim.

15.5	Underpayments and Overpayments. If payments which should have been made under the Plan have been made under any other plans, the Administrative Services Provider shall have the right, exercisable alone and in its sole discretion, to pay over to any organization making such other payments any amounts it shall determine to be warranted in order to satisfy the intent of this provision, and amounts so paid shall be deemed to be benefits paid under the Plan and, to the extent of such payments, the Administrative Services Provider and the Employer shall be fully discharged from liability under the Plan. If the amount of the payments made under this Plan is more than it should have been, the Administrative Services Provider may recover the excess from one or more of:

(a)	The persons it has paid or for whom it has paid, as provided in Section 11.3;

(b)	Insurance companies; or

(c)	Other organizations.
The “amount of payments made” includes the reasonable cash value of any benefits provided in the form of services.
15.6	Subrogation.

(a)	In the event and to the extent of any payment under this Plan, the Plan shall (1) be subrogated to all the rights of recovery of a Participant or Dependent against any person or entity, and (2) in the case of awards, settlements, judgments, or other payments by a third party to a Participant or Dependent, be entitled to “first dollar” priority reimbursement in full from such Participant or Dependent (without reduction for the Participant’s or Dependent’s attorneys’ fees or costs, and without regard for whether the Participant or Dependent is made whole), and the Participant or Dependent shall execute and deliver instruments and papers and do whatsoever else is necessary to secure such rights. Neither the Participant nor the Dependent shall do anything after a loss to prejudice such rights. Receipt of benefits hereunder shall be deemed a Participant’s or Dependent’s assignment of his rights to the Plan (to the extent of such payment) and consent to the Plan’s subrogation and reimbursement rights, and no further written consent by a Participant or Dependent shall be required. Any payments received by a Participant, Dependent, his attorney, or his assigns, legal representatives, or beneficiaries shall be held in constructive trust for the benefit of the Plan, to the extent of the Plan’s payments. The Plan may also offset any future payments that would otherwise be payable to or on behalf of the Participant or any of his or her Dependents (whether or not related to the injury or illness in question) against any such reimbursement rights.

The Plan’s subrogation and reimbursement rights apply against all Participants and Dependents, as well as against the beneficiaries, heirs, guardians, legal representatives, assignees, and estates of such persons. It applies to minor children or other minor or disabled Dependents, and to the family members or any other beneficiary under any wrongful death or survivorship statute. The Plan’s rights of recovery are valid against any legally responsible third party, including the negligent or wrongful person or entity, his, hers or its insurance company, and the Participant’s or Dependent’s insurance company. The Plan shall have an automatic first priority lien against any such third party to the extent of his, hers or its payments or obligations for the same, and may file any writing describing the Plan’s rights with any such third party as a notice of such lien.

(b)	The Plan has the absolute right to condition any payment on the Participant, Dependent or other relevant party signing a legally enforceable subrogation/reimbursement agreement containing language acceptable to the Plan. Absent such a signed reimbursement agreement, no benefits are payable hereunder. Moreover, if requested in writing by the Plan Administrator, the Participant or Dependent shall take, through any representative designated by the Plan Administrator, such further action as may be necessary or appropriate to recover any Plan payments as damages or otherwise from any person or entity, said action to be taken in the name of the Participant or Dependent. In the event of a recovery or settlement, the Plan shall also be reimbursed out of such recovery or settlement for expenses, costs and attorneys’ fees incurred by it in connection therewith.

(c)	The Plan shall be entitled, to the extent of any payments made to a Participant or Dependent, to the proceeds of any settlement or judgment or other payment that may result from the exercise of any rights of recovery of a Participant or Dependent against any person or entity legally responsible for the injury, sickness or condition for which such payment was made, or against any other person or entity, including the Participant’s or Dependent’s own insurance company. The right is hereby given the Plan to receive from any third party(ies), attorney(s), or insurance company(ies) an amount equal to the amount paid to or on behalf of the Participant or Dependent by the Plan, up to 100% of such third party recovery.

(d)	As part of the Plan’s subrogation and reimbursement rights, any recovery from a third party will be applied first to reimburse the Plan (or discharge its obligation for future payments), even if the Participant or Dependent is not paid for all of his claims for damages against the third party, and even if the payment received is for, or is described as being for, damages other than the benefits paid or covered by the Plan. Thus, any award, settlement, judgment, or other payment will be automatically deemed to first cover health care expenses previously paid (or otherwise covered) by the Plan, and will not be allocated to or designated as reimbursement for any other costs or damages the Participant or Dependent may have incurred (including attorneys’ fees incurred in obtaining such recovery), until the Plan is reimbursed in full or otherwise made whole. There shall be no offset for the Participant’s or Dependent’s legal fees unless expressly agreed to in writing by the Plan Administrator.

(e)	In the event a Participant or Dependent fails to reimburse the Plan as provided by this Section 15.6, the Plan Administrator may offset future benefits (whether or not payable with respect to the injury or illness giving rise to the third party recovery) to the extent of such Participant’s or Dependent’s failure to reimburse the Plan.

SECTION 16
AMENDMENT AND TERMINATION
16.1	Limit on Right to Amend.
(a)	Except as expressly provided below in Section 16.2, this Plan may not be terminated or amended in any way that would materially and adversely affect the benefits or costs of any Retired Employee in Groups IA, IB, IIA, IIIA, IIIB, or IV or the Surviving Spouse or covered Dependent of such Retired Employee;

(b)	Except as expressly provided below in Section 16.2, this Plan may not be terminated or amended prior to January 1, 2007 in any way that would materially and adversely affect the benefits or costs of any Participants who are members of Groups IIB or V; and

(c)	Except as expressly provided below in Section 16.2, the Plan may not be terminated or amended in any way that would materially and adversely affect the benefits or costs of any Retired Employees who are members of Groups IIB or V prior to the earlier of the (i) time the Retired Employee becomes a Medicare Eligible Participant or (ii) October 31, 2016.

(d)	The purpose of this Section 16.1 is to preserve, for the particular Retired Employees, Surviving Spouses and Dependents and time periods set forth in subparagraph (a) and (b) hereof, the substance of the benefit and cost structure established in the Forsberg Settlement. Thus in determining whether an amendment “materially and adversely” affects the benefits or costs of any such Participant or Dependent referred to in Section 16.1, such amendment shall be considered together with all previous amendments adopted after the effective date of this Plan; if the cumulative effect of all such amendments is material and adverse, then the amendment being considered materially and adversely affects the benefits of such Participant or Dependent. Conversely, if after the effective date of this Plan it is amended to add additional benefits or to reduce the costs of the Participant or Dependent, such additional benefits or cost reductions may be eliminated or reduced by subsequent amendments without materially and adversely affecting the benefits or costs of the Participant or Dependent.

(e)	The Company maintains the right without limitation to amend the Plan with respect to any Retired Employee in Group VI or the Surviving Spouse or covered Dependent of such Retired Employee.
16.2	Permitted Amendments. The Company reserves the right to adopt and implement any amendment to this Plan not prohibited by Section 16.1. Notwithstanding Section 16.1, the Company also reserves the right to adopt and implement any amendment to this Plan that is expressly permitted by subparagraphs (a) through (e) of this Section 16.2; provided, however, that no such amendment may be adopted and implemented if such amendment is unfair to the Participants, except as discussed in Section 16.6.
(a)	The Company may amend the Plan to provide for changes regarding the delivery of benefits, including without limitations the adoption of Supplements to the Plan which provide for the addition of managed care features (whether through a Preferred Provider Organization, a Point of Service network of providers or otherwise) provided such changes either (i) apply to a Participant only upon the voluntary election or action of the Participant, or (ii) provide for a higher level of benefits than the Plan would otherwise provide.

(b)	The Company may amend the Plan to avoid an increase in benefits or costs, which could or would, in the Company’s reasonable determination, be otherwise required by applicable law.

(c)	The Company may amend the Plan as regards administrative or procedural matters (e.g., Firestone language, appeals procedures).

(d)	The Company may amend the Plan in response to legislative changes that affect the legality of the Plan, the cost of providing any benefit under the Plan, or the deductibility of those costs, or require any additional benefit to be provided under the Plan.

(e)	The Company may modify prescription drug coverage for Medicare Eligible Participants at any time in its discretion in order to coordinate with or avoid duplication of any Medicare or other government provided coverage.
16.3	Resolution of Disputes With Retiree Liaison Committee. If a Retiree Liaison Committee has been appointed and is in existence, the Company shall give the Retiree Liaison Committee reasonable notice of any proposed amendment with respect to Groups IA, IB, IIA, IIB, IIIA, IIIB, IV and V. If the Retiree Liaison Committee objects to a proposed amendment on the ground that it is not permitted by the terms of this Plan, it shall notify the Company of its objections. The Company and the Retiree Liaison Committee shall use their best efforts to negotiate in good faith to resolve any objections to a proposed amendment.

The Retiree Liaison Committee shall have no obligation to any Participants to challenge the validity of any proposed amendment, and the right of a Participant to challenge, through the claims procedures of the Plan and, if applicable, litigation, the validity of any amendment shall not be in any way impaired or diminished by any failure of the Retiree Liaison Committee to challenge any such amendment. Any such litigation by a Participant raising the issue of whether an amendment to this Plan is permitted by this Plan can be brought only in the United States District Court for the Eastern District of Missouri.

The Company need not defer or delay the adoption or implementation of any amendment because of the pendency of a dispute with the Retiree Liaison Committee or litigation with a Participant. If the Company adopts and implements an amendment that is subsequently determined to be invalid, the Company will take whatever action may be reasonably required to eliminate the effects of having implemented the amendment.

16.4	Right to Amend or Terminate the Plan. The Company has the absolute right to amend or terminate this Plan at any time as to any Retired Employee in Group VI, as to any Surviving Spouse of such a Retired Employee and as to any covered Dependent of such a Retired Employee. The Company has the absolute right to amend or terminate this Plan as it applies on or after January 1, 2007 to any member of Groups IIB and V except as to a Participant or covered Dependent Spouse who is not then a Medicare Eligible Participant. The Company also has the absolute right to amend or terminate this Plan as it applies to any member of Groups IIB and V after January 1, 2007 on or after the earlier of (i) the date a Participant or covered Dependent Spouse becomes a Medicare Eligible Participant or (ii) October 31, 2016. The Company also has the absolute right to amend or terminate this Plan as to any Dependent child of a Retired Employee on or after the later of (i) the date the Company could amend or terminate this Plan as to such Retired Employee, or (ii) the date the Company could amend or terminate the Plan as to such Retired Employee’s covered Dependent Spouse. Oral or written statements shall not change the terms of this Plan.

16.5	No Informal Amendments. Absent an express delegation of authority from the Board of Directors or the Employee Benefits Plans Committee of the Company, no one has the authority to commit the Company or any Employer to any benefit or benefit provision not provided for under the Plan or to change the eligibility criteria or other provisions of the Plan.

16.6	Active Plan Amendments. Nothing in Section 16.1 shall limit in any way the Company’s ability to amend any Active Plan, provided that such change affects the benefits of a Retired Employee, Surviving Spouse or covered Dependent under this Plan and similarly situated participants in the Active Plan to substantially the same extent, regardless of whether such amendment may materially and adversely affect the benefits of a Retired Employee, Surviving Spouse or covered Dependent referred to in Section 16.1.

SECTION 17
PLAN ADMINISTRATOR
17.1	Administrator. The Plan Administrator shall be the Employee Benefits Plans Committee of the Company (the “EBPC”). The EBPC shall be a “Named Fiduciary” for purposes of Section 402(a)(1) of ERISA.

17.2	Duties and Powers. The Plan Administrator shall have the duty and power to determine whether a Retired Employee, Surviving Spouse or Dependent is entitled to any benefit under the Plan and to administer the Plan in all its details. The Plan Administrator’s duties and powers shall include the following:
(a)	to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Retired Employees or Participants and any other persons, and the amounts of their contributions or benefits under the Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;

(b)	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)	to adopt such forms and prepare such summaries and employee communications as are necessary for the proper administration of the Plan;

(d)	to enforce the Plan in accordance with its terms and in accordance with the rules and regulations adopted by the Plan Administrator as above;

(e)	to direct payments or distributions from the Plan in accordance with the provisions of the Plan;

(f)	to select and employ the Administrative Services Provider and such agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers, rights and duties as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Plan, including any powers, rights and duties granted to the Plan Administrator herein and specifically including without limitation the duty and power to determine entitlement to benefits and to decide claims and appeals (and, in the case of any such allocation or designation, any reference herein to the EBPC shall be deemed to refer to such delegate); and

(g)	to file such reports and returns as may be required by law.
17.3	Standard of Review. The Plan Administrator (or such other party to whom duties of administration have been delegated, including without limitation, an Administrative Services Provider) shall have the sole and absolute discretion to construe, interpret and apply the Plan, to make all factual determinations, and to the extent permitted by law, make any and all determinations of law. Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the claimant is entitled to them. Any review of a final decision or action of the Plan Administrator (or other party referred to above) shall be based only on such evidence presented to or considered by the Plan Administrator (or other party referred to above) at the time it made the decision that is the subject of the review.

17.4	Limitation of Liability. If permissible by law, the Plan Administrator and each EBPC member serves without bond. If the law requires bond, the Plan Administrator must secure the minimum required and obtain necessary payments from the Company. The Plan Administrator or a member of the EBPC is not liable for another EBPC member’s act or omission. To the extent allowed by law and except as otherwise provided in the Plan, the Plan Administrator and each EBPC member is not liable for any action or omission that is not the Plan Administrator’s or member’s own gross negligence or willful misconduct. As permitted by law and as limited by any agreement in writing between the Company and the Plan Administrator, the Company must indemnify and save the Plan Administrator and each member of the EBPC harmless against expenses, claims, and liabilities arising out of being the Plan Administrator or a member of the EBPC, except expenses, claims and liability arising out of the Plan Administrator’s or member’s own gross negligence or willful misconduct. The Company may obtain insurance against acts or omissions of the Plan Administrator or EBPC members or, if the Company does not do so, the Plan Administrator or a EBPC member may obtain insurance and must be reimbursed as permitted by law. At its own expense, the Company may employ its own legal counsel to defend or maintain, either in its own name or in the name of the Plan Administrator or any EBPC member, any suit or litigation arising under this Plan concerning the Plan Administrator or any EBPC member.

17.5	Information Required by Administrative Services Provider. Each Employer shall furnish the Administrative Services Provider with such data and information as the Administrative Services Provider may deem necessary or desirable in order to administer the Plan. The records of an Employer as to a Retired Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefore, leave of absence, and reemployment will be conclusive on all persons unless determined by the Administrative Services Provider’s satisfaction to be incorrect. Participants and covered Dependents also shall furnish the Administrative Services Provider with such evidence, data or information as the Administrative Services Provider considers necessary or desirable to administer the Plan.

SECTION 18
HEALTH MAINTENANCE ORGANIZATIONS
Each Retired Employee who is a member of a Health Maintenance Organization at retirement and who elects to continue to participate in a Health Maintenance Organization to which the Employer contributes or otherwise makes available to Retired Employees shall be excluded from eligibility for medical coverage hereunder on account of the Retired Employee and his or her covered Dependents.
Each Surviving Spouse who is a member of a Health Maintenance Organization at the date of death of the spouse of such Surviving Spouse and who elects to continue to participate in a Health Maintenance Organization to which the Employer contributes or otherwise makes available to Surviving Spouses shall be excluded from eligibility for medical coverage hereunder.
A Participant who elected under a Prior Plan to participate in a Health Maintenance Organization to which the Employer contributes or otherwise makes available to Retired Employees shall also be excluded from eligibility for medical coverage hereunder on account of the Participant and his or her covered Dependents.
Each Retired Employee or Surviving Spouse who is participating in a Health Maintenance Organization to which the Employer contributes or otherwise makes available to Retired Employees and Surviving Spouses who ceases such participation because of relocation out of the Health Maintenance Organization’s service area or because the Retired Employee or Surviving Spouse elects to become covered hereunder during an Open Enrollment Period (as reported to the Administrative Services Provider by the Employer) shall be eligible for medical coverage hereunder on the Retired Employee’s own account, or the Surviving Spouse’s own account and on account of the Retired Employee’s covered Dependents on the day immediately following the date the Retired Employee, the Surviving Spouse and the Retired Employee’s covered Dependents cease to be eligible to receive services under the Health Maintenance Organization.

SECTION 19
MISCELLANEOUS
19.1	Gender and Number. Where the context admits, words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

19.2	Headings. The headings and sub-headings in the Plan are inserted for convenience and reference only and are not to be used in construing this Plan or any provision hereof.

19.3	Governing Law. This Plan shall be governed by, construed, and interpreted in accordance with the laws of the State of Missouri, determined without regard to its conflict of law rules, to the extent such laws are not preempted by the laws of the United States. Nothing in this Plan shall be construed to supersede any provision of state law that regulates insurance, except to the extent that such law prevents the application of a requirement of Section 11.5 of the Plan. A state law regulating insurance shall not be considered to prevent the application of a requirement of Section 11.5 of the Plan merely because such state law establishes a review procedure to evaluate and resolve disputes involving adverse benefit determinations under group health plans so long as the review procedure is conducted by a person or entity other than the insurer, the Plan, Plan fiduciaries, the employer or any employee or agent of any of the foregoing. Any such state law procedures are not part of the full and fair review required under Section 503 of ERISA. Claimants therefore need not exhaust such state law procedures prior to bringing suit under Section 502 of ERISA.

19.4	Conflicts. If any provision of this Plan is, becomes or is deemed invalid, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable law so as to be valid, legal and enforceable in such jurisdiction so deeming. The validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction; if such provision cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

19.5	Waiver. Any waiver by any Employer of any provision of the Plan setting forth a requirement for eligibility, continued coverage, or payment of benefits in any particular case shall not be construed to be a waiver of the provision for any other case or a modification or nullification of the provision.

19.6	Service of Legal Process. The General Counsel of the Company shall be the agent for service of legal process.

19.7	Supplements. To the extent expressly authorized in the provisions of this Plan, the Plan may be modified by Supplements. Each such Supplement will specify a group of Retired Employees or other persons to which it applies and will supersede the provisions of this Plan to the extent necessary to eliminate any inconsistencies between this Plan and such Supplement.

19.8	Qualified Medical Child Support Orders. Notwithstanding anything contained in this Plan to the contrary, benefits shall be provided under the Plan in accordance with the applicable requirements of any “qualified medical child support order” as defined in ERISA Section 609. The Plan Administrator shall determine the qualified status of medical child support orders and administer coverage under such qualified orders in accordance with the Qualified Medical Child Support Order Procedures established by the Plan Administrator. Further, to the extent provided under a “qualified medical child support order,” the child shall be treated as a Dependent for all purposes under the Plan.
19.9	VEBA and Other Trusts. To the extent applicable, any benefits paid from a VEBA, other trust sponsored by the Company, or any other Employer shall be treated as payments made under this Plan and shall be credited against the Maximum Aggregate Benefit and all other limits under the Plan and the Prior Plan.

SECTION 20
HIPAA PRIVACY
20.1	HIPAA Privacy. As required by the regulations promulgated by the U.S. Department of Heath and Human Services (“HHS”) pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), this Section 20 shall govern the Plan’s use of “protected health information” (as such term is defined in 45 C.F.R. §160.103 (“PHI”)). To the extent not outsourced to Administrative Service Providers, the Plan will use and disclose PHI for purposes related to health care treatment, payment for health care and health care operations. The Plan reserves the right to access PHI for all other legally permitted purposes, including the following:
(a)	Determination of eligibility, coverage and cost sharing amounts (for example, cost of a benefit, Plan maximums and co-payments as determined for an individual’s claim);

(b)	Coordination of benefits;

(c)	Adjudication of health benefit claims (including appeals and other payment disputes);

(d)	Subrogation of health benefit claims;

(e)	Establishing employee contributions;

(f)	Risk adjusting amounts due based on enrollee health status and demographic characteristics;

(g)	Billing, collection activities and related health care data processing;

(h)	Claims management and related health care data processing, including auditing payments, investigating and resolving payment disputes and responding to participant inquiries about payments;

(i)	Obtaining payment under a contract for reinsurance (including stop-loss and excess of loss insurance);

(j)	Medical necessity reviews or reviews of appropriateness of care or justification of charges;

(k)	Utilization review, including pre-certification, preauthorization, concurrent review and retrospective review;

(l)	Disclosure to consumer reporting agencies related to the collection of premiums or reimbursements (the following PHI may be disclosed for payment purposes: name and address, date of birth, Social Security number, payment history, account number and name and address of the provider and/or health plan);

(m)	Reimbursement to the Plan;

(n)	Quality assessment;

(o)	Population-based activities relating to improving health or reducing health care costs, protocol development, case management and care coordination, disease management, contacting health care providers and patients with information about treatment alternatives and related functions;

(p)	Rating provider and Plan performance, including accreditation, certification, licensing or credentialing activities;

(q)	Underwriting, premium rating and other activities relating to the creation, renewal or replacement of a contract health insurance or health benefits, and ceding securing or placing a contract for reinsurance of risk relating to health care claims (including stop-loss insurance and excess loss insurance);

(r)	Conducting or arranging for medical review, legal services and auditing functions, including fraud and abuse detection and compliance programs;

(s)	Business planning and development, such as conducting cost-management and planning-related analyses related to managing and operating the Plan, including formulary development and administration, development or improvement of payment methods or coverage policies;

(t)	Business management and general administrative activities of the Plan, including, but not limited to:
(i)	Management activities relating to the implementation of and compliance with HIPAA’s administrative simplification requirements; or

(ii)	Customer service, including the provision of data analyses for policyholders, plan sponsors or other customers;
(A)	Resolution of internal grievances; and

(B)	Due diligence in connection with the sale or transfer of assets to a potential successor in interest, if the potential successor in interest is a “covered entity” under HIPAA or, following completion of the sale or transfer, will become a covered entity.
20.2	PHI Nondisclosure. The Plan or a Health Maintenance Organization with respect to the Plan (collectively referred to for purposes of this Section 20 as the “Plan”) may not disclose PHI to the Employer or provide for or permit the disclosure of PHI to the Employer, except as set forth below or as permitted or required by applicable law. This prohibition shall include the prohibition on disclosing PHI to the Employer for the purpose of employment-related actions or decisions or in connection with any other benefit or employee benefit plan of the Employer.

20.3	Permitted Disclosures. Notwithstanding Paragraph 20.1 above, the Plan may disclose PHI to the Employer in connection with its plan administration duties when the Plan would otherwise be permitted or required to disclose or use PHI pursuant to HIPAA, the regulations set forth in 45 C.F.R. Parts 160 and 164 (the “Privacy Rules”) and/or other applicable law. In addition, the following disclosures of PHI may be made:
(a)	The Plan may disclose summary health information (as such term is defined in 45 C.F.R. Section 164.504(a)) to the Employer upon its request for the purpose of:

(i)	obtaining premium bids from health plans for providing health insurance coverage for the Plan, or

(ii)	modifying, amending, or terminating the Plan, subject to Section 16.
(b)	The Plan may disclose protected health information on whether an individual is participating in the Plan, or is enrolled in or has disenrolled from a provider network offered under the Plan.
20.4	Disclosure Requirements. The Plan may disclose PHI to the Employer if and only if such disclosures are consistent with this Section 20 and the Employer certifies to the Plan that the Employer agrees to the following:
(a)	To implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic PHI that the Employer creates, receives, maintains, or transmits on behalf of the Plan;

(b)	Not to use or further disclose the information other than as permitted or required by law and as permitted by authorization of the Participant;

(c)	Ensure that any agents, including a subcontractor, to whom it provides PHI received from the Plan agree to the same restrictions and conditions that apply to the Employer with respect to such information, including implementation of reasonable and appropriate security measures to protect electronic PHI;

(d)	Not to use or disclose the information for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of the Employer unless authorized by the Participant;

(e)	Report to the Plan any use or disclosure of the information that is inconsistent with the uses or disclosures provided for herein of which it becomes aware, and any security incident of which it becomes aware;

(f)	Make available PHI in accordance with individuals’ right of access as described in 45 C.F.R. section 164.524;

(g)	Make available PHI for amendment and incorporate any amendments to PHI in accordance with 45 C.F.R. section 164.526;

(h)	Make available the information required to provide an accounting of disclosures in accordance with 45 C.F.R. section 164.528;

(i)	Make the Employer’s internal practices, books, and records relating to the use and disclosure of PHI received from the Plan available to the HHS Secretary for purposes of determining compliance by the Plan with this Article;

(j)	If feasible, return or destroy all PHI received from the Plan that the Employer still maintains in any form and retain no copies of such information when no longer needed for the purpose for which disclosure was made, except that, if such return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible; and

(k)	Ensure that the adequate separation required pursuant to Paragraph 20.5 below is established and that such separation is supported by reasonable and appropriate security measures with respect to electronic PHI.
20.5	Adequate Separation. Access to PHI shall be limited to those employees of the Employer who may be assigned from time to time to coordinate the administration of the Plan, including, but not limited to, the members of the EBPC, the Human Resources Vice President, the Privacy Officer, the Benefits and HRIS Manager, the Benefits Analyst, the Human Resources Manager/Lead/Director, and the Human Resources Generalist/Specialist, and each of their counsels, consultants, accountants, and actuaries. The access to and use of PHI by such individuals shall be limited to the plan administration function performed by the Employer and its agents. The Employer shall resolve any issues of non-compliance with this Article consistent with the Privacy Rules, including subjecting the offending party to disciplinary action and/or sanctions (including, without limitation, termination of employment).